EXHIBIT 13.1

TC Energy Corporation
2023 Annual information form
February 15, 2024

TC Energy Annual information form 2023 | 1

Presentation of information
Throughout this Annual information form (AIF), the terms, we, us, our, the Company and TC Energy mean TC Energy Corporation and its subsidiaries. In particular, TC Energy includes references to TransCanada PipeLines Limited (TCPL). The term subsidiary, when referred to in this AIF, with reference to TC Energy means direct and indirect wholly-owned subsidiaries of, and legal entities controlled by, TC Energy or TCPL, as applicable.
Unless otherwise noted, the information contained in this AIF is given at or for the year ended December 31, 2023 (Year End). Amounts are expressed in Canadian dollars, unless otherwise indicated. Information in relation to metric conversion can be found at Schedule A to this AIF. The Glossary found at the end of this AIF contains certain terms defined throughout this AIF and abbreviations and acronyms that may not otherwise be defined in this document.
Certain portions of TC Energy's management's discussion and analysis dated February 15, 2024 (MD&A) are incorporated by reference into this AIF as stated below and noted elsewhere in this AIF. The MD&A can be found on SEDAR+ (www.sedarplus.ca) under TC Energy's profile.
Financial information is presented in accordance with United States (U.S.) generally accepted accounting principles (GAAP).
2 | TC Energy Annual information form 2023

Forward-looking information
This AIF, including the MD&A disclosure incorporated by reference herein, contains certain information that is forward looking and is subject to important risks and uncertainties. We disclose forward-looking information to help the reader understand management’s assessment of our future plans and financial outlook and our future prospects overall.
Statements that are forward looking are based on certain assumptions and on what we know and expect today and generally include words like anticipate, expect, believe, may, will, should, estimate or other similar words.
Forward-looking statements included or incorporated by reference in this AIF include information about the following, among other things:
•our financial and operational performance, including the performance of our subsidiaries
•expectations about strategies and goals for growth and expansion, including acquisitions
•expected cash flows and future financing options available along with portfolio management
•expectations about the new Liquids Pipelines Company, South Bow Corporation, following the anticipated completion of the proposed spinoff transaction of our Liquids Pipelines business into a separate publicly listed company, including the management and credit ratings thereof
•expectations regarding the size, structure, timing, conditions and outcome of ongoing and future transactions, including the proposed spinoff transaction and our asset divestiture program
•expected dividend growth
•expected access to and cost of capital
•expected energy demand levels
•expected costs and schedules for planned projects, including projects under construction and in development
•expected capital expenditures, contractual obligations, commitments and contingent liabilities, including environmental remediation costs
•expected regulatory processes and outcomes
•statements related to our GHG emissions reduction goals
•expected outcomes with respect to legal proceedings, including arbitration and insurance claims
•expected impact of future tax and accounting changes
•commitments and targets contained in our Report on Sustainability and GHG Emissions Reduction Plan
•expected industry, market and economic conditions, including their impact on our customers and suppliers.
Forward-looking statements do not guarantee future performance. Actual events and results could be significantly different because of assumptions, risks or uncertainties related to our business or events that happen after the date of this AIF.
Our forward-looking information is based on the following key assumptions and subject to the following risks and uncertainties:
Assumptions
•realization of expected benefits from acquisitions, divestitures, the proposed spinoff transaction and energy transition
•regulatory decisions and outcomes
•planned and unplanned outages and the use of our pipelines, power and storage assets
•integrity and reliability of our assets
•anticipated construction costs, schedules and completion dates
•access to capital markets, including portfolio management
•expected industry, market and economic conditions, including the impact of these on our customers and suppliers
•inflation rates, commodity and labour prices
•interest, tax and foreign exchange rates
•nature and scope of hedging.
TC Energy Annual information form 2023 | 3

Risks and uncertainties
•realization of expected benefits from acquisitions, divestitures, the proposed spinoff transaction and energy transition
•terms, timing and completion of the proposed spinoff transaction, including the timely receipt of all necessary approvals and tax rulings
•that market or other conditions are no longer favourable to completing the proposed spinoff transaction
•business disruption during the period prior to or directly following the proposed spinoff transaction
•our ability to successfully implement our strategic priorities, including the Focus Project, and whether they will yield the expected benefits
•our ability to implement a capital allocation strategy aligned with maximizing shareholder value
•operating performance of our pipelines, power generation and storage assets
•amount of capacity sold and rates achieved in our pipeline businesses
•amount of capacity payments and revenues from power generation assets due to plant availability
•production levels within supply basins
•construction and completion of capital projects
•cost, availability of, and inflationary pressures on, labour, equipment and materials
•availability and market prices of commodities
•access to capital markets on competitive terms
•interest, tax and foreign exchange rates
•performance and credit risk of our counterparties
•regulatory decisions and outcomes of legal proceedings, including arbitration and insurance claims
•our ability to effectively anticipate and assess changes to government policies and regulations, including those related to the environment
•our ability to realize the value of tangible assets and contractual recoveries
•competition in the businesses in which we operate
•unexpected or unusual weather
•acts of civil disobedience
•cybersecurity and technological developments
•sustainability-related risks
•impact of energy transition on our business
•economic conditions in North America, as well as globally
•global health crises, such as pandemics and epidemics, and the impacts related thereto.
You can read more about these factors and others in the MD&A and in other reports we have filed with Canadian securities regulators and the SEC.
As actual results could vary significantly from the forward-looking information, you should not put undue reliance on forward-looking information and should not use future-oriented information or financial outlooks for anything other than their intended purpose. We do not update our forward-looking statements due to new information or future events unless we are required to by law.
4 | TC Energy Annual information form 2023

TC Energy Corporation
CORPORATE STRUCTURE
Our head office and registered office are located at 450 – 1 Street S.W., Calgary, Alberta, T2P 5H1. TC Energy was incorporated pursuant to the provisions of the Canada Business Corporations Act (CBCA) on February 25, 2003 in connection with a plan of arrangement with TCPL (Arrangement), which established TC Energy as the parent company of TCPL. The Arrangement was approved by TCPL common shareholders on April 25, 2003 and, following court approval and the filing of Articles of Arrangement, the Arrangement became effective on May 15, 2003. TCPL continues to carry on business as the principal operating subsidiary of TC Energy. TC Energy does not hold any material assets directly other than the common shares of TCPL and receivables from certain of TC Energy's subsidiaries.
INTERCORPORATE RELATIONSHIPS
The following diagram presents the name and jurisdiction of incorporation, continuance or formation of TC Energy’s principal subsidiaries as at Year End. Each of the subsidiaries shown has total assets that exceeded 10 per cent of the consolidated assets of TC Energy as at Year End or revenues that exceeded 10 per cent of the consolidated revenues of TC Energy as at Year End. Except as otherwise indicated below, TC Energy beneficially owns, controls or directs, directly or indirectly, 100 per cent of the voting shares or units in each of these subsidiaries.

TC Energy Corporation Canada TransCanada PipeLines Limited Canada TransCanada PipeLine USA Ltd. Nevada TransCanada American Investments Ltd. Delaware Columbia Pipeline Group, Inc. Delaware Columbia Pipelines Holding Company, LLC2 Delaware Columbia Pipelines Operating Company, LLC2 Delaware Columbia Gas Transmission, LLC2 Delaware 15142083 Canada Ltd. Canada 6297782 LLC Delaware TransCanada Oil Pipelines Inc. Delaware 701671 Alberta Ltd.1 Alberta TransCanada Mexican Investments Ltd.1 Alberta

The above diagram does not include all of the subsidiaries of TC Energy. The total assets and revenues of excluded subsidiaries in the aggregate did not exceed 20 per cent of the consolidated assets of TC Energy as at Year End or consolidated revenues of TC Energy as at Year End.

[1] 701671 Alberta Ltd. and TransCanada Mexican Investments Ltd. assets and revenues do not exceed 10 per cent of the total consolidated assets or revenues of TC Energy but have been included to meet the total consolidated revenues and assets criteria of excluded subsidiaries threshold of less than 20 per cent.

2 TC Energy beneficially owns, controls or directs, directly or indirectly, 60 per cent of the voting shares or units in each of these subsidiaries.
TC Energy Annual information form 2023 | 5

Business of TC Energy
We operate in three core businesses – Natural Gas Pipelines, Liquids Pipelines and Power and Energy Solutions. In order to provide information that is aligned with how management decisions about our businesses are made and how performance of our businesses is assessed, our results are reflected in five operating segments: Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines, Mexico Natural Gas Pipelines, Liquids Pipelines and Power and Energy Solutions. We also have a Corporate segment consisting of corporate and administrative functions that provide governance, financing and other support to TC Energy's business segments.
For information regarding our Natural Gas Pipelines business, including pipeline holdings, developments, opportunities, regulation and competitive position refer to the Natural Gas Pipelines Business, Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines and Mexico Natural Gas Pipelines sections of the MD&A, which sections are incorporated by reference herein.
For information regarding our Liquids Pipelines business, including pipeline holdings, developments, opportunities, regulation and competitive position refer to the Liquids Pipelines section of the MD&A, which section is incorporated by reference herein.
For information regarding our Power and Energy Solutions business, including holdings, developments, opportunities, regulation and competitive position refer to the Power and Energy Solutions section of the MD&A, which section is incorporated by reference herein.
Refer to the About our business – 2023 Financial highlights - Consolidated results section of the MD&A for our revenues from operations by segment, for the years ended December 31, 2023 and 2022, which section is incorporated by reference herein.
General development of the business
Summarized below are significant developments that have occurred in our Natural Gas Pipelines, Liquids Pipelines and Power and Energy Solutions businesses, respectively, and certain acquisitions, dispositions, events or conditions which have had an influence on those developments, during the last three financial years and year to date in 2024. Further information about developments in our business, including changes that we expect will occur in 2024, can be found in the Natural Gas Pipelines Business, Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines, Mexico Natural Gas Pipelines, Liquids Pipelines, Power and Energy Solutions and Secured Projects sections of the MD&A, which sections are incorporated by reference herein.
6 | TC Energy Annual information form 2023

NATURAL GAS PIPELINES
Developments in the Canadian Natural Gas Pipelines Segment

CANADIAN REGULATED PIPELINES
2021 NGTL System Expansion Program
The 2021 NGTL System Expansion Program consists of 344 km (214 miles) of new pipeline, three new compressor units and associated facilities and is expected to add 1.59 PJ/d (1.45 Bcf/d) of incremental capacity to the NGTL System. Construction of the expansion program is nearing completion with an estimated capital cost of $3.6 billion. As of December 31, 2023, $3.4 billion of the program's facilities have been placed in service, including all facilities required to declare contracts.
2022 NGTL System Expansion Program
The 2022 NGTL System Expansion Program was completed in 2023 and consists of approximately 166 km (103 miles) of new pipeline, one compressor unit and associated facilities and provides incremental capacity of approximately 773 TJ/d (722 MMcf/d) to meet firm-receipt and intra-basin delivery requirements with eight-year minimum terms. The capital cost of the program was $1.4 billion with all assets placed in service.
2023 NGTL System Intra-Basin Expansion
The NGTL System Intra-Basin Expansion consists of 23 km (14 miles) of new pipeline and two new compressor stations and is underpinned by approximately 255 TJ/d (238 MMcf/d) of new firm-service contracts with 15-year terms. The estimated capital cost of the expansion is $0.5 billion. Construction activities commenced in 2022 with the pipeline placed in service in late 2023 and construction of the compressor stations is underway with anticipated in-service by second quarter 2024.
NGTL System/Foothills West Path Delivery Program
The NGTL System/Foothills West Path Delivery Program was a multi-year expansion of the NGTL System and Foothills system to facilitate incremental contracted export capacity connecting to the GTN pipeline system. The combined NGTL System and Foothills program consists of approximately 107 km (66 miles) of pipeline and associated facilities and is underpinned by 275 TJ/d (258 MMcf/d) of new firm-service contracts with terms that exceed 30 years. The capital cost of the program was $1.6 billion with all remaining assets placed in service in 2023.
Valhalla North and Berland River Project
In November 2022, we sanctioned the Valhalla North and Berland River (VNBR) project to serve aggregate system requirements and connect migrating supply to key demand markets, providing incremental capacity on the NGTL System of approximately 428 TJ/d (400 MMcf/d) and is expected to contribute to lower GHG emission intensity for the overall system. With an estimated capital cost of $0.6 billion, the project consists of approximately 33 km (21 miles) of new pipeline, one new non-emitting electric compressor unit and associated facilities. On December 21, 2023, we received approval from the CER to construct, own and operate the VNBR project with an anticipated in-service date in second quarter 2026.
Canadian Mainline Settlement
In 2021, the Canadian Mainline began operating under the 2021-2026 Mainline Settlement which includes an approved ROE of 10.1 per cent on 40 per cent deemed common equity and an incentive to decrease costs and increase revenues on the pipeline under a beneficial sharing mechanism with our customers.
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LNG PIPELINE PROJECTS
Coastal GasLink
In May 2020, we completed the sale of a 65 per cent equity interest in Coastal GasLink Pipeline Limited Partnership (Coastal GasLink LP). As part of the transaction, we were contracted by Coastal GasLink LP to construct and operate the 670 km (416 mile) Coastal GasLink pipeline project to transport natural gas from a receipt point in the Dawson Creek area of British Columbia to LNG Canada’s natural gas liquefaction facility near Kitimat, British Columbia. Transportation service on the pipeline is underpinned by 25-year TSAs (with renewal provisions) with each of the five LNG Canada participants.
As a result of scope changes, previous permit delays compared to the original construction schedule and the impacts from COVID-19, including a health order issued by the British Columbia Provincial Health Officer restricting the number of workers on site, project costs increased significantly along with a delay to project completion compared to the original project cost and schedule. Coastal GasLink LP entered into a dispute with LNG Canada with respect to the recognition of certain costs and the impacts on schedule. As an interim measure, TC Energy executed a subordinated loan agreement to provide additional temporary financing to the project, if necessary, of up to $3.3 billion as a bridge to a required increase in the $6.8 billion project-level financing to fund incremental costs.
In March 2022, we announced the signing of option agreements to sell up to a 10 per cent equity interest in Coastal GasLink LP to Indigenous communities across the project corridor. The equity option is exercisable after commercial in-service of the pipeline, subject to customary regulatory approvals and consents, including the consent of LNG Canada.
In July 2022, Coastal GasLink LP executed definitive agreements with LNG Canada, TC Energy and the other Coastal GasLink LP partners (collectively, the July 2022 agreements) that amended existing project agreements to address and resolve disputes over certain incurred and anticipated project costs. The revised agreements incorporated a target date for mechanical completion of December 31, 2023 and a new capital cost for the project to reflect, among other changes, scope increases and the impacts of COVID-19, weather and other events outside the control of Coastal GasLink LP.
Subsequent to execution of the July 2022 agreements, the project faced material cost pressures reflecting challenging conditions in the Western Canadian labour market, shortages of skilled labour, impacts of contractor underperformance and disputes, as well as other unexpected events, including drought conditions and erosion and sediment control challenges. A comprehensive cost and schedule risk analysis (CSRA) was conducted to assess current market conditions and potential risks and uncertainties facing the remaining project scope. As a result of the CSRA, the estimate of the cost to complete the pipeline increased to approximately $14.5 billion, excluding potential cost recoveries and after accounting for contingencies for certain factors that may be outside the control of Coastal GasLink LP, such as labour conditions, contractor underperformance and weather-related events. In connection with the revised estimate, we announced that we expected to fund the incremental project costs and were actively pursuing cost mitigants and recoveries to partially offset a portion of these costs, some of which may not be conclusively determined until after the pipeline is in service.
The expectation that incremental project costs would predominantly be funded by us was an indicator that a decrease in the value of our equity investment had occurred. As a result, a valuation assessment of our equity investment in Coastal GasLink LP was completed, which concluded that there was an other-than-temporary impairment of our investment, resulting in a pre-tax impairment charge of $3.0 billion ($2.6 billion after tax) in fourth quarter 2022. Due to the funding provisions of the July 2022 agreements, we announced that we expected to fund an additional $3.3 billion related to the revised estimated capital cost to complete the Coastal GasLink pipeline, and that a significant portion of our investment in Coastal GasLink LP was expected to be impaired.
In 2022, we further announced that, going forward, project costs would be funded in part by existing project-level credit facilities with a revised total capacity of $8.4 billion and that our portion of the equity contributions to Coastal GasLink LP over the project life was expected to be approximately $5.4 billion, including contributions recognized to the end of 2022.
Beginning in 2023, equity financing required to fund construction of the pipeline to completion is initially provided through a subordinated loan agreement between TC Energy and Coastal GasLink LP (the Subordinated Loan). Draws by Coastal GasLink LP on the Subordinated Loan will be repaid with funds from equity contributions to the partnership by the Coastal GasLink LP partners, including us, subsequent to the in-service date of the Coastal GasLink pipeline when final project costs are known. We expect that, in accordance with contractual terms, the additional equity contributions required as a result of the increase in capital costs will be predominantly funded by us, except under certain circumstances, but will not result in a change to our 35 per cent ownership. At December 31, 2023, committed capacity under the Subordinated Loan was $3,375 million, on which $2,520 million was drawn.
The expectation that additional equity contributions will predominantly be funded by us continued to be an indicator during the first three quarters of 2023 that a decrease in the value of our equity investment had occurred. As a result, we completed further valuation assessments and concluded that there was an other-than-temporary impairment of our investment, resulting in a pre-tax impairment charge of $2,100 million ($1,943 million after tax) for the year ended December 31, 2023. The impairment charge reflected the net impact of changes in the Subordinated Loan for the nine months ended September 30, 2023, along with TC Energy’s proportionate share of unrealized gains and losses on interest rate derivatives in Coastal GasLink LP and other changes to the equity investment. The impairment of the Subordinated Loan resulted in unrealized non-taxable capital losses that are not recognized. The cumulative pre-tax impairment charge recognized to date at December 31, 2023 is $5,148 million ($4,586 million after tax). At December 31, 2023, the carrying value of our equity investment in Coastal GasLink LP was $294 million. There was no indicator that there was an other-than-temporary impairment of this investment and no impairment charge was recognized in fourth quarter 2023.

8 | TC Energy Annual information form 2023

LNG PIPELINE PROJECTS
Coastal GasLink (continued)
The Coastal GasLink pipeline project successfully achieved mechanical completion, completed pipeline commissioning activities and was ready to deliver gas to the LNG Canada facility in fourth quarter 2023. These milestones entitle Coastal GasLink LP to receive a $200 million readiness incentive payment from LNG Canada. In accordance with the contractual terms between the Coastal GasLink LP partners, the amount accrues in full to TC Energy as the project developer and was settled through a cash distribution on February 13, 2024 OR will be settled through a cash distribution in first quarter 2024. Commercial in-service of the Coastal GasLink pipeline will occur after completion of plant commissioning activities at the LNG Canada facility and upon receiving notice from LNG Canada.
Through 2024, Coastal GasLink LP will continue post-construction reclamation activities. Coastal GasLink LP also continues to pursue cost recovery, including certain arbitration proceedings which involve claims by us and our defense of certain claims against us. These claims have not yet been conclusively determined, but our expectation is that these proceedings are likely to result in cost recoveries. The project remains on track with its cost estimate of approximately $14.5 billion.

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Developments in the U.S. Natural Gas Pipelines Segment

U.S. NATURAL GAS PIPELINES - COLUMBIA PIPELINE GROUP
Columbia Gas and Columbia Gulf Monetization
On October 4, 2023, we successfully completed the sale of a 40 per cent equity interest in Columbia Gas and Columbia Gulf to Global Infrastructure Partners (GIP) for proceeds of $5.3 billion (US$3.9 billion). Columbia Gas and Columbia Gulf are held by a newly formed entity with GIP. Preceding the close of the equity sale, on August 8, 2023, Columbia Pipelines Operating Company LLC and Columbia Pipelines Holding Company LLC issued US$4.6 billion and US$1.0 billion of long-term, senior unsecured debt, respectively. The net proceeds from the offerings were used to repay existing intercompany indebtedness with TC Energy entities and directed towards reducing leverage. We continue to have a controlling interest in Columbia Gas and Columbia Gulf and we remain the operator of these pipelines. TC Energy and GIP will each fund their proportionate share of annual maintenance, modernization and sanctioned growth capital expenditures through internally generated cash flows, debt financing within the Columbia entities, or from proportionate contributions from TC Energy and GIP.
Columbia Gas Rate Case Settlement
Columbia Gas filed a Section 4 rate case with FERC in July 2020 requesting an increase to its maximum transportation rates effective February 1, 2021. Columbia Gas reached a settlement with its customers effective February 2021 and received FERC approval in February 2022. As part of the settlement, there is a moratorium on any further rate changes until April 1, 2025 and Columbia Gas must file for new rates with an effective date no later than April 1, 2026. Previously accrued rate refund liabilities were refunded to customers, including interest, in second quarter 2022.
Columbia Gas - VR Project
In July 2021, we approved the VR Project, a delivery market project on Columbia Gas designed to replace and upgrade certain facilities while improving reliability and reducing emissions. In November 2023, the FERC provided a certificate order approving the VR Project. The VR Project is subject to customary conditions precedent and normal-course regulatory approvals. It is anticipated to be in-service in late 2025 at an estimated project cost of US$0.7 billion.
Columbia Gas - Modernization III
In 2021, Columbia Gas and its customers entered into a settlement arrangement (Modernization III), which provides recovery and return on investment to modernize its system and improve system safety, integrity, compliance and reliability. The Modernization III program includes, among other things, replacement of aging pipeline and compressor facilities, enhancements to system inspection capabilities and improvements in control systems, as well as projects designed to increase energy efficiency and reduce emissions. The program was approved for up to US$1.2 billion of work starting in 2021 and is expected to be completed in 2024.

Columbia Gas - KO Transmission Enhancement Acquisition
On April 28, 2022, we approved the approximately US$80 million acquisition of KO Transmission assets to be integrated into our Columbia Gas pipeline to provide additional last-mile connectivity of Columbia Gas into northern Kentucky and southern Ohio to growing LDC markets and a platform for future capital investments including future conversions of coal-fueled power plants in the region. FERC approval for the acquisition was received in November 2022 and the transaction closed in February 2023.
Line VB Strasburg
On July 25, 2023, a natural gas pipeline rupture on Columbia Gas occurred alongside Interstate 81 in Strasburg, Virginia. Emergency response procedures were enacted and the segment of impacted pipeline was isolated shortly thereafter. There were no reported injuries involved with this incident and no significant damage to surrounding structures. The pipeline has been operating at reduced pressure in accordance with PHMSA’s Corrective Action Order (CAO) since July 28, 2023 and we are working with PHMSA under the CAO to return the system to normal operations as soon as possible. The Root Cause Failure Analysis (RCFA) findings indicated that similar pipeline segment locations within the Columbia Gas pipeline system require further testing.
Columbia Gulf - Louisiana XPress Project
The Louisiana XPress project, a Columbia Gulf project designed to connect natural gas supply to U.S. Gulf Coast LNG export facilities, was phased into service over the course of third quarter 2022.
Virginia Electrification Project
In February 2024, the Virginia Electrification project, an expansion project that replaced and upgraded certain facilities through conversion to electric compression, reducing GHG emissions intensity along portions of our Columbia Gas system, was placed in service.
Columbia Gulf Rate Settlement
On July 7, 2023, Columbia Gulf filed an uncontested rate settlement, which would set new recourse rates for Columbia Gulf effective March 1, 2024 and institute a rate moratorium through February 28, 2027. Columbia Gulf must file for new rates no later than March 1, 2029.
10 | TC Energy Annual information form 2023

OTHER U.S. NATURAL GAS PIPELINES
ANR Pipeline Company (ANR Pipeline) - Grand Chenier XPress
The Grand Chenier XPress project connects supply directly to Gulf Coast LNG export markets with auxiliary enhancements at its existing Eunice Compressor Station, the addition of a mid-point compressor station and a new point of delivery interconnection, meter and associated facilities along ANR Pipeline. Phase I of Grand Chenier XPress went into service in April 2021. Phase II was placed in service in January 2022.
ANR Pipeline - Alberta XPress Project
The Alberta XPress project, an expansion project on ANR which utilizes existing capacity on the Great Lakes and Canadian Mainline systems to connect growing supply from the WCSB to U.S. Gulf Coast LNG export markets, was placed in service January 2023.
ANR Pipeline - Elwood Power Project/ANR Horsepower Replacement
The Elwood Power Project/ANR Horsepower Replacement, an expansion project to replace, upgrade and modernize certain facilities while improving reliability and reducing GHG emissions along a highly utilized section of the ANR pipeline system, was placed in service in November 2022.
ANR Pipeline - Wisconsin Access Project
The Wisconsin Access project, a project to replace, upgrade and modernize certain facilities while improving reliability and reducing GHG emissions along portions of the ANR pipeline system, was placed in service in November 2022.
ANR Pipeline - WR Project
In November 2021, we approved the WR Project, a delivery market project on ANR to replace and upgrade certain facilities while improving reliability and reducing emissions along portions of the ANR pipeline system in principal delivery markets. In December 2023, the FERC approved the WR Project. It is expected to be in service in late 2025.
ANR Pipeline - Ventura XPress Project
In December 2022, we approved the Ventura XPress Project, a set of ANR projects designed to improve base system reliability and allow for additional long-term contracted transportation services to a point of delivery on the Northern Border pipeline at Ventura, Iowa. The project is expected to be placed in service in 2025.
ANR Pipeline - Heartland Project
In February 2024, we approved the Heartland project, an expansion project on our ANR system that is expected to increase capacity and improve system reliability. The Heartland project involves pipeline looping, compressor facility additions as well as upgrades and is expected to increase ANR’s overall market share in the Midwest region. The anticipated in-service date is late 2027.
ANR Section 4 Rate Case
ANR reached a settlement with its customers effective August 2022 and received FERC approval in April 2023. As part of the settlement, there is a moratorium on any further rate changes until November 1, 2025. ANR must file for new rates with an effective date no later than August 1, 2028. The settlement also included an additional rate step up effective August 2024 related to certain modernization projects. In second quarter 2023, previously accrued rate refund liabilities, including interest, were refunded to customers.
Gas Transmission Northwest LLC (GTN) - GTN XPress
In October 2023, FERC approved a set of reliability and expansion projects on the GTN System to support the existing system and provide for the transport of additional volumes enabled by the NGTL System's West Path Delivery Program. The projects are expected to be placed in service in 2024.
Great Lakes Rate Settlement
In April 2022, FERC approved Great Lakes' unopposed rate case settlement with its customers by which Great Lakes and the settling parties agreed to maintain existing recourse rates through October 31, 2025.
GTN Rate Case Settlement
In November 2021, FERC approved an uncontested rate settlement which set new recourse rates for GTN effective January 1, 2022 and instituted a rate moratorium through December 31, 2023. GTN must file for new rates no later than April 1, 2024.
Gillis Access Project
In November 2022, we sanctioned the development of the Gillis Access project, a 1.5 Bcf/d greenfield pipeline system to connect supplies from the Haynesville basin at Gillis to markets elsewhere in Louisiana. The 68 km (42 mile) Louisiana header system will also enable the rapidly growing Louisiana LNG export market to access Haynesville-sourced gas production as well as create a platform for further growth into the southeast Louisiana markets. The project is expected to be placed in service in 2024. In February 2023, we approved a 63 km (39 mile), 1.4 Bcf/d extension of the Gillis Access project to further connect supplies from the Haynesville basin at Gillis. Subject to customer final investment decision (FID), the project is expected to be placed in service in 2025.
TC Energy Annual information form 2023 | 11

OTHER U.S. NATURAL GAS PIPELINES
North Baja - North Baja XPress Project
In June 2023, the North Baja XPress project, an expansion project designed to expand capacity and meet increased customer demand on our North Baja pipeline, was placed in service.
TC PipeLines, LP
In March 2021, we completed the acquisition of all of the outstanding common units of TCLP not beneficially owned by TC Energy. TCLP common unitholders received 0.70 of a TC Energy common share for each TCLP common unit, resulting in the issuance of 38 million TC Energy common shares valued at approximately $2.1 billion, net of transaction costs.
Bison XPress Project
In third quarter 2023, we approved the Bison XPress project, an expansion project on our Northern Border and Bison systems that will replace and upgrade certain facilities and provide much needed production egress from the Bakken basin to a delivery point at the Cheyenne Hub. The project has an anticipated in-service date in 2026.
GTN XPress Project
In October 2023, FERC provided a certificate order approving our GTN XPress project, an expansion project on the GTN system that will provide for the transport of incremental contracted export capacity facilitated by the NGTL System/Foothills West Path Delivery Program. The project has an anticipated in-service date in 2024.
Virginia Reliability and Wisconsin Reliability Projects
In November and December 2023, the FERC provided a certificate order approving our Virginia Reliability (VR) and Wisconsin Reliability (WR) projects, respectively. The VR project will provide incremental capacity from Greensville County, Virginia to delivery points in Norfolk, Virginia. The WR project will provide mainline capacity to multiple points of delivery on our ANR System in Wisconsin. Each project has an anticipated in-service date in late 2025.
12 | TC Energy Annual information form 2023

Developments in the Mexico Natural Gas Pipelines Segment

MEXICO NATURAL GAS PIPELINES
TGNH Strategic Alliance with the CFE
In August 2022, we announced a strategic alliance with Mexico’s state-owned electric utility, the CFE, for the development of new natural gas infrastructure in central and southeast Mexico. In connection with the strategic alliance, we reached an FID to develop and construct the Southeast Gateway pipeline, a 1.3 Bcf/d, 715 km (444 mile) offshore natural gas pipeline to serve the southeast region of Mexico with an expected in-service by mid-2025 and an estimated project cost of US$4.5 billion.
We placed the lateral section of the Villa de Reyes pipeline into service in third quarter 2023. Construction of the south section of the Villa de Reyes pipeline is targeted for mechanical completion in the second half of 2024, subject to successful resolution of stakeholder issues. Additionally, we continue to evaluate the development and completion of the Tula pipeline with the CFE, which is subject to a future FID. Due to the delay of an FID, effective November 1, 2023, we have suspended recording AFUDC on the assets under construction for the Tula pipeline project.
The strategic alliance provides the CFE with the ability to hold an equity interest in TGNH, which is conditional upon the CFE contributing capital, acquiring land and supporting permitting on the TGNH projects, subject to regulatory approvals from COFECE and the CRE. Upon in-service of the Southeast Gateway pipeline and the completion of certain other contractual obligations, the CFE’s equity interest in TGNH will equal approximately 15 per cent, and will increase to approximately 35 per cent upon expiry of the contract in 2055. In December 2023, TGNH and the CFE obtained from COFECE, a favourable merger ruling with and a determination that the proposed minority CFE equity participation in TGNH did not require a favourable cross participation opinion given that the CFE would not have a controlling interest in TGNH. TGNH and the CFE subsequently requested the CRE to confirm that a cross participation permit is not required given that the CFE would not have a controlling interest in TGNH. TGNH anticipates receiving CRE’s approval in early 2024.

Tula
We placed the east section of the Tula pipeline into commercial service in third quarter 2022. In third quarter 2022, we reached an agreement with the CFE to jointly develop and complete the central segment of the Tula pipeline, which remains subject to an FID. We continue to work with the CFE on the Tula pipeline’s west section to procure necessary land access and resolve legal claims.
Villa de Reyes
We placed the north and lateral sections of the Villa de Reyes pipeline into commercial service in third quarter 2022 and third quarter 2023, respectively. Construction of the south section of the Villa de Reyes pipeline is targeted for mechanical completion in the second half of 2024, subject to successful resolution of stakeholder issues.

TC Energy Annual information form 2023 | 13

LIQUIDS PIPELINES
Developments in the Liquids Pipelines Segment

Keystone Pipeline System
In 2019 and 2020, three Keystone customers initiated complaints before the FERC and the CER regarding certain costs within the variable toll calculation. In December 2022, the CER issued a decision which resulted in a one-time adjustment related to previously charged tolls of $38 million. The CER has established a proceeding to consider Keystone’s compliance filing required by the decision regarding the allocation of Drag Reducing Agent in the variable-toll. In February 2023, the FERC released its initial decision in respect of the complaint. As a result, we have recorded a one-time pre-tax charge of $57 million reflective of previously charged tolls between 2018 and 2022. A final order from the commission of the FERC is expected in 2024.
In December 2022, a pipeline incident occurred in Washington County, Kansas on the Keystone Pipeline System, releasing 12,937 barrels of crude oil. In June 2023, we completed the recovery of all released volumes and in October 2023, we returned Mill Creek to its natural flowing state. We will maintain our commitment to long-term reclamation and environmental monitoring activities.
A CAO was issued by PHMSA in December 2022, and later amended in March 2023. The pipeline is operating subject to the Amended CAO (ACAO), which includes certain operating pressure restrictions. Under the ACAO, we expect to continue to fulfill our Keystone contract commitments.
A RCFA was conducted by an independent third party and was released on April 21, 2023. The RCFA revealed that a unique set of circumstances occurred at the rupture location, which likely originated during construction, with the primary cause of the rupture being a fatigue crack. A comprehensive remedial work plan is being implemented, including the RCFA’s recommendations, to enhance pipeline integrity and safety performance of the system.
At December 31, 2022, we accrued an environmental remediation liability of $650 million, before expected insurance recoveries and not including potential fines and penalties, which was revised at June 30, 2023 to $794 million based on a review of costs and commitments incurred. At December 31, 2023, the remediation cost estimate remains unchanged. Appropriate insurance policies are in place and we believe that it remains probable that the majority of environmental remediation costs will be eligible for recovery under our existing insurance coverage. As of December 31, 2023, we have received $575 million from insurance proceeds related to the environmental remediation. The additional environmental remediation costs recognized in second quarter 2023 included $36 million that we estimate to be recoverable from our wholly-owned captive insurance subsidiary.

Keystone XL
Following the revocation of the 2019 Presidential Permit for the Keystone XL pipeline project in January 2021, and after a comprehensive review of options in consultation with our partner, the Government of Alberta, in June 2021, we terminated the Keystone XL pipeline project. We determined that the carrying amount of these assets was no longer fully recoverable and recognized an asset impairment charge, net of expected contractual recoveries and other contractual and legal obligations related to termination activities, of $2.8 billion ($2.1 billion after tax) for the year ending December 31, 2021, a significant portion of which was shared with the Government of Alberta, thereby reducing the net financial impact to us. After the 2019 Presidential Permit was revoked, construction activities ceased except for certain activities required to clean up and reclaim worksites in adherence with our commitment to safety, the environment and our regulatory requirements. Right-of-way clean up and restoration is substantially complete while termination activities will continue through the first half of 2024. We will continue to coordinate with regulators, stakeholders, landowners and Indigenous groups to meet our environmental and regulatory commitments.
In November 2021, we filed a Request for Arbitration to formally initiate a legacy NAFTA claim seeking more than US$15 billion in economic damages resulting from the revocation of the 2019 Presidential Permit. In September 2022, the International Centre for Settlement of Investment Disputes formally constituted a tribunal to hear our Request for Arbitration. In April 2023, the tribunal suspended the proceeding, granting a request from the U.S. Department of State to decide the jurisdictional grounds of the case as a preliminary matter. A hearing on the jurisdictional matter is set to occur in the second quarter of 2024. In April 2023, the Government of Alberta filed its own request for arbitration, which will proceed separately from TC Energy’s claim.

Northern Courier
In November 2021, we sold our remaining 15 per cent equity interest in Northern Courier for $35 million in proceeds.
Port Neches
In March 2021, we entered a joint venture with Motiva Enterprises (Motiva) to construct the US$152 million Port Neches Link Pipeline System to connect the Keystone Pipeline System to Motiva’s Port Neches Terminal, which supplies 630,000 Bbl/d to their Port Arthur refinery. This common carrier pipeline system also includes facilities to tie in additional liquids terminals to the Keystone Pipeline System with other downstream infrastructure. In March 2023, the Port Neches Link Pipeline System was placed in service. In December 2023, Motiva exercised its option to increase its equity interest in the joint venture. As a result, and in exchange for approximately USD $25 million in proceeds, subject to the agreed upon post-closing adjustment, our ownership interest decreased from 95 per cent to 74.9 per cent.
14 | TC Energy Annual information form 2023

Proposed Spinoff of Liquids Pipelines Business
On July 27, 2023, we announced plans to separate into two independent, investment-grade, publicly listed companies through the proposed spinoff of our Liquids Pipelines business into its own entity named South Bow Corporation. In addition to TC Energy shareholder and court approvals, the spinoff Transaction is subject to receipt of favourable tax rulings from Canadian and U.S. tax authorities, receipt of necessary regulatory approvals, and satisfaction of other customary closing conditions. We expect that the spinoff Transaction will be completed in the second half of 2024.
Under the spinoff Transaction, TC Energy shareholders will retain their current ownership in TC Energy’s common shares and receive a pro-rata allocation of common shares in South Bow Corporation. The determination of the number of common shares in South Bow Corporation to be distributed to TC Energy shareholders will be determined prior to the closing of the spinoff Transaction, which is expected to be tax free to TC Energy’s Canadian and U.S. shareholders.

TC Energy Annual information form 2023 | 15

POWER AND ENERGY SOLUTIONS
Developments in the Power and Energy Solutions Segment

CANADIAN POWER
Saddlebrook Solar
In October 2023, we completed construction of the 81 MW Saddlebrook Solar project near Aldersyde, Alberta and began commissioning activities, including supplying generation to the Alberta market. Full commercial operation was achieved on January 5, 2024. The project was partially supported with funding from Emissions Reduction Alberta and Lockheed Martin.
Renewable Energy Contracts and/or Investment Opportunities
In November 2023, a majority of the Sharp Hills Wind Farm achieved commercial operation resulting in the commencement of our 15-year Power Purchase Agreement for 100 per cent of the power produced and the rights to all environmental attributes from the facility. In second quarter 2023, we finalized contracts to sell 50 MW under our 24-by-7 carbon-free power offering in Alberta. Contract terms range from 15 to 20 years and are expected to commence in 2025.

Bruce Power
In 2021, as part of the planned inspections, testing, analysis and maintenance activities at Bruce Power during the Unit 6 MCR outage and the Unit 3 planned outage, higher than anticipated readings of hydrogen concentration in pressure tubes were detected. These readings were limited to a very small area of the respective pressure tubes and did not impact safety nor pressure tube integrity as concluded following an assessment of all of the Bruce Power units. In October 2021, Unit 3 returned to service after the Canadian Nuclear Safety Commission approved Bruce Power's restart request following extensive inspections which demonstrated that safety and pressure tube integrity continued to meet regulatory requirements. Following the event, Bruce Power began incorporating additional inspections as part of its normal surveillance programs to address the findings, while progressing further programs that demonstrate fitness for service at elevated hydrogen concentration levels. These inspections were added to the Unit 7 planned outage which returned to service in January 2022.
The Unit 6 MCR, which began in January 2020, was declared commercially operational in September 2023, ahead of schedule and on budget despite challenges from the COVID-19 pandemic.
In first quarter 2023, Unit 3 was removed from service and began its MCR construction, with an expected return to service in 2026.
The final cost and schedule estimate for the Unit 4 MCR program was submitted to the IESO in December 2023, and received IESO approval on February 8, 2024. The Unit 4 MCR is expected to commence in first quarter 2025 with an expected completion in 2028. Future MCR investments will be subject to discrete decisions for each unit with specified off-ramps available for Bruce Power and the IESO.
In 2021, Bruce Power launched Project 2030 with the goal of achieving a site peak output of 7,000 MW by 2033 in support of climate change targets and future clean energy needs. Project 2030 will focus on continued asset optimization, innovation and leveraging new technology, which could include integration with storage and other forms of energy, to increase the site peak output at Bruce Power.
Bruce Power's contract price increased in April 2022, in accordance with contract terms, reflecting capital to be invested under the Unit 3 MCR program and the 2022 to 2027 Asset Management program plus normal annual inflation adjustments.

Ontario Pumped Storage Project (OPSP)
As part of our strategy to capture opportunities that capitalize on the transition to a less carbon-intensive energy mix, we continue to progress the development of the OPSP, an energy storage facility located near Meaford, Ontario that is designed to provide 1,000 MW of flexible, clean energy to Ontario's electricity system using a process known as pumped hydro storage. In July 2021, the Federal Minister of National Defence granted long-term land access to the fourth Canadian Division Training Centre for development of the project on this site. In November 2021, Ontario’s Minister of Energy instructed the IESO to progress the project to Gate 2 of the Unsolicited Proposals Process. Once in service, this project is designed to store emission-free energy when available and provide that energy to Ontario during periods of peak demand, thereby maximizing the value of existing emissions-free generation in the province. We also continue to consult with the Saugeen Ojibway Nation and other Indigenous groups along with other local stakeholders as we continue to advance this project, which remains subject to a number of conditions and approvals, including approval of our Board of Directors. A final decision to fund development costs of OPSP is subject to Cabinet approvals and the issuance of a Ministerial directive to the IESO.
16 | TC Energy Annual information form 2023

U.S. POWER
In 2021, we announced that we were seeking to identify potential contracts and/or investment opportunities in up to 620 MW of wind energy projects, 300 MW of solar projects and 100 MW of energy storage projects. We also identified meaningful origination opportunities to supply renewable energy products and services to industrial and oil and gas sectors proximate to our in-corridor demand. In March 2023, we acquired 100 per cent of the Class B Membership interests in the 155 MW Fluvanna Wind Farm located in Scurry County, Texas for US$99 million, before post-closing adjustments. In June 2023, we acquired 100 per cent of the Class B Membership Interests in the 148 MW Blue Cloud Wind Farm located in Bailey County, Texas for US$125 million, before post-closing adjustments. As of December 31, 2023, we contracted approximately 400 MW from wind projects.
OTHER ENERGY SOLUTIONS
Lynchburg Renewable Fuels
In October 2022, we acquired a 30 per cent ownership interest in the Lynchburg Renewable Fuels project, a renewable natural gas (RNG) production facility in Lynchburg, Tennessee being developed by 3 Rivers Energy Partners, LLC (3 Rivers Energy). Along with our ownership interest, we will market all RNG and environmental attributes generated from the facility once operational, which we expect in 2024. We also have the option to jointly develop future RNG projects with 3 Rivers Energy.
Hydrogen Hubs
In 2021, we entered into individual Joint Development Agreements (JDAs) with Nikola Corporation (Nikola) and Hyzon Motors Inc. (Hyzon) to support customer-driven hydrogen production for long-haul transportation, power generation, large industrials and heating customers across the U.S. and Canada. As part of our JDA with Nikola, in April 2022, we announced a plan to evaluate a hydrogen production hub on 140 acres in Crossfield, Alberta, where we currently operate a natural gas storage facility. Our significant pipeline, storage and power assets can potentially be leveraged to lower the cost and increase the speed of development of these hubs. This may include exploring the integration of pipeline assets to enable hydrogen distribution and storage via pipeline and/or to deliver carbon dioxide to permanent sequestration sites to decarbonize the hydrogen production process. We are advancing multiple other hydrogen production opportunities to potentially serve long-haul transportation, power generation, large industrials and heating customers across the U.S. and Canada. We expect that measured investment in emerging technologies like hydrogen will help us expand our capabilities through energy transition, focusing on opportunities that complement our core business and where we can obtain favourable and strategically-consistent commercial arrangements such as rate regulation and/or long-term contracts.
Other Carbon Capture
We are collaborating with Minnkota Power Cooperative (Minnkota), Mitsubishi Heavy Industries and Kiewit on Project Tundra, a next-generation technology carbon capture and storage project. Project Tundra will be our first carbon capture and sequestration project in the U.S., designed to capture up to approximately 4 million tons of CO2 per annum from Minnkota’s Milton R. Young Generating Station. When constructed, Project Tundra is expected to be the largest post-combustion carbon capture project in North America and will support the continuation of baseload, reliable, power generation in the region. In December 2023, the U.S. Department of Energy and Office for Clean Energy Demonstrations announced up to US$350 million in funding for Project Tundra.
TC Energy Annual information form 2023 | 17

General
EMPLOYEES
At Year End, TC Energy's principal operating subsidiary, TCPL, had 7,415 employees, substantially all of whom were employed in Canada and the U.S., as set forth in the following table.

Calgary	2,635
Western Canada (excluding Calgary)	652
Eastern Canada	275
Houston	837
U.S. Midwest	822
U.S. Northeast	239
U.S. Southeast/Gulf Coast (excluding Houston)	1,161
U.S. West Coast	84
Mexico	710
Total	7,415
HEALTH, SAFETY, SUSTAINABILITY AND ENVIRONMENTAL PROTECTION AND SOCIAL POLICIES
A discussion of our health, safety, sustainability and environmental protection policies can be found in the MD&A in the Other information – Health, safety, sustainability and environment section, which section is incorporated by reference herein.
Social Policies
We have a number of corporate governance documents including a Commitment Statement, policies and standards to help guide our teams’ behavior and actions, so they understand their responsibility and extend respect, courtesy and the opportunity to respond to Indigenous groups and stakeholders. We have a Code of Business Ethics (COBE) Policy which applies to all employees, officers and directors, and contingent workforce contractors of TC Energy and its wholly-owned subsidiaries and operated entities in countries where we conduct business, with the exception of independently operated entities whose corporate governance documents meet or exceed TC Energy’s requirements. Annual online COBE training is provided to all employees and contingent workforce contractors, and all employees and contingent workforce contractors (including executive officers) and directors must certify their compliance with COBE annually.
We also have an Avoiding Bribery and Corruption Program which includes an Avoiding Bribery and Corruption Policy, annual online training included as part of annual online COBE training, instructor-led training provided to personnel in higher risk areas of our business, a supplier and contractor due diligence review process, and auditing of certain types of transactions. Our approach to Indigenous and stakeholder engagement is based on building and sustaining support through early and honest communication, mitigating impacts, and mutually beneficial partnerships. Our Commitment Statement provides the structure to guide our teams’ behavior and actions, so they understand their responsibility and the opportunity to empower Indigenous groups and stakeholders through partnerships and enhanced relationships.
Our Indigenous Relations Policy is informed by our guiding principles and corporate values to ensure we build and sustain support through early and honest communication, by mitigating impacts, and through mutually beneficial partnerships. We seek to listen to Indigenous peoples and incorporate their traditional and local knowledge in project design and planning. We strive to work with Indigenous communities to mitigate negative impacts and maximize benefits through hiring and buying locally. We aim to build mutually beneficial, partnership-oriented relationships with Indigenous communities where benefits significantly outweigh the impacts, and our legacy is positive for those most impacted by our activities. In Canada, we will seek to expand benefits for equity participation in our projects and assets because the best way to align interests is to sit at the table together as partners/owners. Through all these efforts, we strive to be considered as a partner of choice for Indigenous groups and play a meaningful role in reconciliation.
18 | TC Energy Annual information form 2023

We work to understand and mitigate the complexity of sustainability matters, and their interconnectivity as they relate to our business. These matters are of great importance to Indigenous groups and stakeholders and have an impact on our ability to build and operate energy infrastructure.
Consistent with our Commitment Statement and our five core values of safety, innovation, responsibility, collaboration and integrity, TC Energy does not tolerate human rights abuses. In our business activities, including engaging with Indigenous groups and stakeholders across Canada, the U.S and Mexico, we support access to basic human rights such as rights to fresh water and will not be complicit with or engage in any activity that solicits or encourages abuse of human rights such as forced labour, child labour, or physical or mental abuses.
Risk factors
A discussion of our risk factors can be found in the MD&A in the Natural Gas Pipelines Business, Natural Gas Pipelines - Business risks, Liquids Pipelines – Business risks, Power and Energy Solutions – Business risks and Other information – Risk oversight and enterprise risk management sections, which sections are incorporated by reference herein.
Dividends
Our Board has not adopted a formal dividend policy. The Board reviews the financial performance of TC Energy quarterly and makes a determination of the appropriate level of dividends to be declared in the following quarter. Currently, our payment of dividends is primarily funded from dividends TC Energy receives as the sole common shareholder of TCPL.
Provisions of various trust indentures and credit arrangements with certain of our subsidiaries can restrict those subsidiaries’ ability and, in certain cases, our ability to declare and pay dividends or make distributions under certain circumstances. In the opinion of management, these provisions do not currently restrict our ability to declare or pay dividends.
Additionally, pursuant to the terms of the trust notes issued by TransCanada Trust (a financing trust subsidiary wholly-owned by TCPL) and related agreements, in certain circumstances, including where holders of the trust notes receive deferral preferred shares of TCPL in lieu of cash interest payments and where exchange preferred shares of TCPL are issued to holders of the trust notes as a result of certain bankruptcy related events, TC Energy and TCPL would be prohibited from declaring or paying dividends on or redeeming their outstanding preferred shares (or, if none are outstanding, their respective common shares) until all such exchange or deferral preferred shares are redeemed by TCPL. No deferral preferred shares or exchange preferred shares of TCPL have ever been issued.
Dividends on our preferred shares are payable quarterly, as and when declared by the Board. The dividends declared on our common and preferred shares during the past three completed financial years, and the increase to the quarterly dividend per common share on our outstanding common shares for the quarter ending March 31, 2024, are set out in the MD&A under the heading About our business – 2023 Financial highlights – Dividends section, which section is incorporated by reference herein.
TC Energy Annual information form 2023 | 19

Description of capital structure
SHARE CAPITAL
TC Energy’s authorized share capital consists of an unlimited number of common shares and an unlimited number of first preferred shares and second preferred shares, issuable in series. The number of common shares and preferred shares issued and outstanding as at Year End are set out in the MD&A in the Financial Condition – Share information section, which section is incorporated by reference herein. The following is a description of the material characteristics of each of these classes of shares.
Common shares
The common shares entitle the holders thereof to one vote per share at all meetings of shareholders, except meetings at which only holders of another specified class of shares are entitled to vote, and, subject to the rights, privileges, restrictions and conditions attaching to the first preferred shares and the second preferred shares, whether as a class or a series, and to any other class or series of shares of TC Energy which rank prior to the common shares, entitle the holders thereof to receive (i) dividends if, as and when declared by the Board out of the assets of TC Energy properly applicable to the payment of the dividends in such amount and payable at such times and at such place or places as the Board may from time to time determine, and (ii) the remaining property of TC Energy upon a liquidation, dissolution or winding up of the Company.
We have a shareholder rights plan (the Plan) that is designed to protect the rights of our shareholders, ensure they are treated fairly and provide the Board with adequate time to identify, develop and negotiate alternative value maximizing transactions if there is a take-over bid for TC Energy. The Plan creates a right attaching to each common share outstanding and to each common share subsequently issued. Each right becomes exercisable 10 trading days after a person has acquired (an acquiring person), or commences a take-over bid to acquire, 20 per cent or more of the common shares, other than by an acquisition pursuant to a take-over bid permitted under the terms of the Plan (a permitted bid). Prior to a flip-in event (as described below), each right permits registered holders to purchase from the Company common shares of TC Energy at an exercise price equal to three times the market price of such shares, subject to adjustments and anti-dilution provisions (the exercise price). The beneficial acquisition by any person of 20 per cent or more of the common shares, other than by way of a permitted bid, is referred to as a flip-in event. Ten trading days after a flip-in event, each right will permit registered holders other than an acquiring person to receive, upon payment of the exercise price, the number of common shares with an aggregate market price equal to twice the exercise price. The Plan was reconfirmed at the 2022 annual meeting of TC Energy shareholders and must be reconfirmed at every third annual meeting thereafter. Reconfirmation of the Plan will be voted on at the 2025 annual meeting of TC Energy shareholders.
A discussion of our dividend reinvestment and share purchase plan can be found in the MD&A in the About our business - 2023 Financial highlights – Dividends – Dividend reinvestment and share purchase plan and the Financial condition - Dividend reinvestment plan sections of the MD&A, which sections are incorporated by reference herein.
20 | TC Energy Annual information form 2023

First preferred shares
Subject to certain limitations, the Board may, from time to time, issue first preferred shares in one or more series and determine for any such series, its designation, number of shares and respective rights, privileges, restrictions and conditions. The first preferred shares as a class have, among others, the provisions described below.
The first preferred shares of each series rank on a parity with the first preferred shares of every other series, and are entitled to preference over the common shares, the second preferred shares and any other shares ranking junior to the first preferred shares with respect to the payment of dividends, the repayment of capital and the distribution of assets of TC Energy in the event of its liquidation, dissolution or winding up.
Except as provided by the CBCA, the holders of the first preferred shares will not have any voting rights nor will they be entitled to receive notice of or to attend shareholders' meetings. The holders of any particular series of first preferred shares will, if the directors so determine prior to the issuance of such series, be entitled to such voting rights as may be determined by the Board if TC Energy fails to pay dividends on that series of preferred shares for any period as may be so determined by the Board. TC Energy currently does not intend to issue any first preferred shares with voting rights, and any issuances of first preferred shares are expected to be made only in connection with corporate financings.
The provisions attaching to the first preferred shares as a class may be modified, amended or varied only with the approval of the holders of the first preferred shares as a class. Any such approval to be given by the holders of the first preferred shares may be given by the affirmative vote of the holders of not less than 66 2/3 per cent of the first preferred shares represented and voted at a meeting or adjourned meeting of such holders.
The holders of Series 1, 3, 5, 7, 9 and 11 preferred shares will be entitled to receive quarterly fixed rate cumulative preferential cash dividends, as and when declared by the Board, to be reset periodically on prescribed dates to an annualized rate equal to the sum of the then five-year Government of Canada bond yield, calculated at the start of the applicable five-year period, and a spread as set forth in the table below and have the right to convert their shares into cumulative redeemable Series 2, 4, 6, 8, 10 and 12 preferred shares, respectively, subject to certain conditions, on such conversion dates as set forth in the table below. The Series 1, 3, 5, 7, 9 and 11 preferred shares are redeemable by TC Energy in whole or in part on such redemption dates as set forth in the table below, by the payment of an amount in cash for each share to be redeemed equal to $25.00 plus all accrued and unpaid dividends thereon.
The holders of Series 2, 4, 6, 8, 10 and 12 preferred shares will be entitled to receive quarterly floating rate cumulative preferential cash dividends, as and when declared by the Board, at an annualized rate equal to the sum of the then 90-day Government of Canada treasury bill rate, recalculated quarterly, and a spread as set forth in the table below and have the right to convert their shares into Series 1, 3, 5, 7, 9 and 11 preferred shares, respectively, subject to certain conditions, on such conversion dates as set forth in the table below. The Series 2, 4, 6, 8, 10 and 12 preferred shares are redeemable by TC Energy in whole or in part after their respective initial redemption date as set forth in the table below, by the payment of an amount in cash for each share to be redeemed equal to (i) $25.00 in the case of redemptions on such redemption dates as set out in the table below, or (ii) $25.50 in the case of redemptions on any other date, in each case plus all accrued and unpaid dividends thereon.
TC Energy Annual information form 2023 | 21

In the event of liquidation, dissolution or winding up of TC Energy, the holders of Series 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 and 12 preferred shares shall be entitled to receive $25.00 per preferred share plus all accrued and unpaid dividends thereon in preference over the common shares or any other shares ranking junior to the first preferred shares.

Series of first preferred shares	Initial redemption/conversion date	Redemption/conversion dates	Spread (%)
Series 1 preferred shares	December 31, 2014	December 31, 2024 and every fifth year thereafter	1.92
Series 2 preferred shares	—	December 31, 2024 and every fifth year thereafter	1.92
Series 3 preferred shares	June 30, 2015	June 30, 2025 and every fifth year thereafter	1.28
Series 4 preferred shares	—	June 30, 2025 and every fifth year thereafter	1.28
Series 5 preferred shares	January 30, 2016	January 30, 2026 and every fifth year thereafter	1.54
Series 6 preferred shares	—	January 30, 2026 and every fifth year thereafter	1.54
Series 7 preferred shares	April 30, 2019	April 30, 2024 and every fifth year thereafter	2.38
Series 8 preferred shares	—	April 30, 2024 and every fifth year thereafter	2.38
Series 9 preferred shares	October 30, 2019	October 30, 2024 and every fifth year thereafter	2.35
Series 10 preferred shares	—	October 30, 2024 and every fifth year thereafter	2.35
Series 11 preferred shares	November 30, 2020	November 28, 2025 and every fifth year thereafter	2.96
Series 12 preferred shares	—	November 28, 2025 and every fifth year thereafter	2.96
Except as provided by the CBCA, the respective holders of the first preferred shares of each outstanding series are not entitled to receive notice of, attend at, nor vote at any meeting of shareholders unless and until TC Energy shall have failed to pay eight quarterly dividends on such series of preferred shares, whether or not consecutive, in which case the holders of the first preferred shares of such series shall have the right to receive notice of and to attend each meeting of shareholders at which directors are to be elected and which take place more than 60 days after the date on which the failure first occurs, and to one vote with respect to resolutions to elect directors for each of the first preferred share of such series, until all arrears of dividends have been paid. Subject to the CBCA, the series provisions attaching to the first preferred shares may be amended with the written approval of all the holders of such series of shares outstanding or by at least two thirds of the votes cast at a meeting of the holders of such shares duly called for that purpose and at which a quorum is present.
Second preferred shares
The rights, privileges, restrictions and conditions attaching to the second preferred shares are substantially identical to those attaching to the first preferred shares, except that the second preferred shares rank junior to the first preferred shares with respect to the payment of dividends, repayment of capital and the distribution of assets of TC Energy in the event of a liquidation, dissolution or winding up of TC Energy.

22 | TC Energy Annual information form 2023

Credit ratings
Although TC Energy has not issued debt to the public, it has been assigned credit ratings by Moody's Investors Service, Inc. (Moody's), S&P Global Ratings (S&P) and Fitch Ratings Inc. (Fitch), and its outstanding preferred shares have also been assigned credit ratings by S&P, Fitch and DBRS Limited (DBRS). Moody's has assigned TC Energy an issuer rating of Baa3 with a stable outlook, S&P has assigned an issuer credit rating of BBB+ with a negative outlook, and Fitch has assigned a long-term issuer default rating of BBB+ with a stable outlook. TC Energy does not presently intend to issue debt securities to the public in its own name and any future debt financing requirements are expected to continue to be funded primarily through its subsidiary, TCPL, and TransCanada Trust, a wholly-owned financing trust subsidiary of TCPL. The following table sets out the current credit ratings assigned to those outstanding classes of securities of the Company, TCPL and TransCanada Trust and certain related subsidiaries which have been rated by Moody's, S&P, Fitch and DBRS:

	Moody's	S&P	Fitch	DBRS
TCPL - Senior unsecured debt	Baa2	BBB+	BBB+	BBB (high)
TCPL - Junior subordinated notes	Baa3	BBB-	Not rated	BBB (low)
TransCanada Trust - Subordinated trust notes	Ba1	BBB-	BBB-	Not rated
TC Energy Corporation - Preferred shares	Not rated	P-2 (Low)	BBB-	Pfd-3 (high)
Commercial paper (TCPL and TCPL guaranteed)	P-2	A-2	F2	R-2 (high)
Rating outlook/status	Stable	Negative	Stable	Stable
Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities. Credit ratings are not recommendations to purchase, hold or sell securities and do not address the market price or suitability of a specific security for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if, in its judgment, circumstances so warrant.
Each of the Company, TCPL, TransCanada Trust and certain of our other subsidiaries paid fees to each of Moody's, S&P, Fitch and DBRS for the credit ratings rendered in respect of their outstanding classes of securities noted above. In addition to annual monitoring fees for the Company and TCPL and their rated securities, additional payments are made in respect of other services provided in connection with various rating advisory services.
The information concerning our credit ratings relates to our financing costs, liquidity and operations. The availability and cost of our funding options may be affected by certain factors, including the global capital markets environment and outlook as well as our financial performance. Our access to capital markets for required capital at competitive rates is influenced by our credit rating and rating outlook, as determined by credit rating agencies such as Moody's, S&P, Fitch and DBRS. If our ratings were downgraded, TC Energy's financing costs and future debt issuances could be unfavourably impacted. A description of the rating agencies' credit ratings listed in the table above is set out below.
MOODY’S
Moody's has different rating scales for short- and long-term obligations. Numerical modifiers 1, 2 and 3 are appended to each rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and a modifier 3 indicates a ranking in the lower end of that generic rating category. The Baa2 rating assigned to TCPL's senior unsecured debt and the Baa3 rating assigned to TCPL's junior subordinated notes are in the fourth highest of nine rating categories for long-term obligations. Obligations rated Baa are judged to be medium-grade and are subject to moderate credit risk, and as such, may possess certain speculative characteristics. The Ba1 rating assigned to the TransCanada Trust subordinated trust notes, is in the fifth highest of nine rating categories for long-term obligations. Obligations rated Ba are judged to have speculative elements and are subject to substantial credit risk. The P-2 rating assigned to TCPL's and TCPL guaranteed U.S. commercial paper programs is the second highest of four rating categories for short-term debt issuers. Issuers rated P-2 have a strong ability to repay short-term debt obligations. Outlooks may be assigned at the issuer level or at the rating level. A Moody’s rating outlook is an opinion regarding the likely rating direction over the medium term. A stable outlook indicates a low likelihood of a rating change over the medium term. A negative, positive or developing outlook indicates a higher likelihood of a rating change over the medium term.
TC Energy Annual information form 2023 | 23

S&P
S&P has different rating scales for short- and long-term obligations and Canadian preferred shares. Ratings from AA through CCC may be modified by the addition of a plus (+) or minus (-) sign to show the relative standing within a particular rating category. The BBB+ rating assigned to TCPL's senior unsecured debt is in the fourth highest of 10 rating categories for long-term obligations. A BBB rating indicates the obligor's capacity to meet its financial commitment is adequate; however, the obligation is more subject to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. The BBB- rating assigned to TCPL’s junior subordinated notes and to the TransCanada Trust subordinated trust notes, is in the fourth highest of 10 rating categories for long-term debt obligations and the P-2 (Low) rating assigned to TC Energy’s preferred shares is the second highest of eight rating categories for Canadian preferred shares. The BBB- and P-2 (Low) ratings assigned to TCPL's junior subordinated notes, the TransCanada Trust subordinated trust notes and TC Energy's preferred shares indicate these obligations exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation. TCPL's and TCPL guaranteed U.S. commercial paper programs are each rated A-2 which is the second highest of six rating categories for short-term debt issuers. Short-term debt issuers rated A-2 have satisfactory capacity to meet their financial commitments, however they are somewhat more susceptible to adverse effects of changes in circumstances and economic conditions than obligors in the highest rating category. S&P assigns outlooks to issuers and not to individual debt securities. An S&P outlook assesses the potential direction of a long-term credit rating over the intermediate term, which is generally up to two years for investment grade issuers. S&P has assigned a negative outlook to the Company, meaning that a rating may be lowered by S&P.
FITCH
Fitch has different rating scales for short- and long-term obligations. Ratings from AA through CCC may be modified by the addition of a plus (+) or minus (-) sign to show the relative standing within a particular rating category. The BBB+ rating assigned to TCPL's senior unsecured debt, and the BBB- ratings assigned to the TransCanada Trust subordinated trust notes and TC Energy's preferred shares are in the fourth highest of 11 rating categories for long-term obligations. A BBB rating indicates that expectations of default risk are currently low and that the capacity for payment of financial commitments is considered adequate, but adverse business or economic conditions are more likely to impair this capacity. The F2 rating assigned to TCPL's and TCPL guaranteed U.S. commercial paper program is the second highest of seven rating categories for short-term debt issuers. Issuers rated F2 have good intrinsic capacity for timely payment of financial commitments. Ratings outlooks by Fitch indicate the direction a rating is likely to move over a one-to-two year period and reflect financial or other trends that have not yet reached or been sustained to the level that would cause a rating action, but which may do so if such trends continue.
24 | TC Energy Annual information form 2023

DBRS
DBRS has different rating scales for short- and long-term obligations and Canadian preferred shares. High or low grades are used to indicate the relative standing within all rating categories other than AAA and D and other than in respect of DBRS’ ratings of commercial paper and short-term debt, which utilize high, middle and low subcategories for its R-1 and R-2 rating categories. In respect of long-term debt and preferred share ratings, the absence of either a high or low designation indicates the rating is in the middle of the category. The BBB (high) rating assigned to TCPL's senior unsecured debt and the BBB (low) rating assigned to TCPL's junior subordinated notes are in the fourth highest of 10 categories for long-term debt and indicate adequate credit quality. The capacity for the payment of financial obligations is considered acceptable. Long-term debt rated BBB may be vulnerable to future events. The Pfd-3 (high) rating assigned to TC Energy's preferred shares is in the third highest of six rating categories for preferred shares. Preferred shares rated Pfd-3 are generally of adequate credit quality. While protection of dividends and principal is still considered acceptable, the issuing entity is more susceptible to adverse changes in financial and economic conditions, and there may be other adverse conditions present which detract from debt protection. Pfd-3 ratings generally correspond with issuers with a BBB category or higher reference point. The R-2 (high) rating assigned to TCPL's Canadian commercial paper program is in the fourth highest of 10 rating categories for short-term debt issuers and indicates the upper end of adequate credit quality. The capacity for payment of short-term financial obligations as they fall due is acceptable. Short-term debt rated R-2 (high) may be vulnerable to future events. Rating trends provide guidance in respect of DBRS' opinion regarding the outlook for a credit rating. The rating trend indicates the direction in which DBRS considers the credit rating may move if present circumstances continue. In cases when a significant event occurs that directly impacts the credit quality of a particular entity or group of entities and there is uncertainty regarding the outcome, and DBRS is unable to provide an objective, forward-looking opinion in a timely fashion, then the credit ratings of the issuer are typically placed “Under Review” with the appropriate Implications designation of Positive, Negative or Developing.
TC Energy Annual information form 2023 | 25

Market for securities
TC Energy's common shares are listed on the TSX and the NYSE under the symbol TRP. The following table sets out our preferred shares listed on the TSX.

Type	Issue Date	Stock Symbol
Series 1 preferred shares	September 30, 2009	TRP.PR.A
Series 2 preferred shares	December 31, 2014	TRP.PR.F
Series 3 preferred shares	March 11, 2010	TRP.PR.B
Series 4 preferred shares	June 30, 2015	TRP.PR.H
Series 5 preferred shares	June 29, 2010	TRP.PR.C
Series 6 preferred shares	February 1, 2016	TRP.PR.I
Series 7 preferred shares	March 4, 2013	TRP.PR.D
Series 9 preferred shares	January 20, 2014	TRP.PR.E
Series 11 preferred shares	March 2, 2015	TRP.PR.G
The following tables set out the reported monthly high, low, and month end closing trading prices and monthly trading volumes of the common shares of TC Energy on the TSX and the NYSE, and the respective Series 1, 2, 3, 4, 5, 6, 7, 9 and 11 preferred shares on the TSX, for the periods indicated:
COMMON SHARES

Month	TSX (TRP)				NYSE (TRP)
	High ($)	Low ($)	Close ($)	Volume traded	High (US$)	Low (US$)	Close (US$)	Volume traded
December 2023	$53.64	$50.44	$51.76	171,647,731	$40.63	$37.33	$39.09	57,222,628
November 2023	$51.11	$47.69	$50.89	72,082,915	$37.63	$34.34	$37.52	44,668,072
October 2023	$48.54	$44.70	$47.76	161,361,514	$35.61	$32.52	$34.45	77,713,858
September 2023	$50.92	$46.63	$46.71	210,418,660	$37.75	$34.36	$34.41	73,567,707
August 2023	$49.55	$46.60	$48.80	84,303,835	$36.94	$34.83	$36.12	48,553,727
July 2023	$53.70	$43.70	$47.26	159,797,173	$40.96	$33.02	$35.87	69,369,694
June 2023	$55.91	$51.79	$53.54	146,459,419	$41.85	$38.96	$40.41	51,418,849
May 2023	$56.90	$52.39	$52.84	52,557,565	$42.49	$38.54	$38.94	31,003,066
April 2023	$57.02	$52.60	$56.31	150,275,964	$42.76	$39.11	$41.54	33,927,489
March 2023	$56.69	$50.70	$52.57	214,463,103	$41.66	$36.79	$38.91	46,776,020
February 2023	$57.47	$52.93	$54.31	68,514,285	$42.80	$39.66	$39.81	45,500,393
January 2023	$58.56	$52.12	$57.33	111,893,097	$45.18	$38.35	$43.14	32,100,943

26 | TC Energy Annual information form 2023

PREFERRED SHARES

Month	Series 1	Series 2	Series 3	Series 4	Series 5	Series 6	Series 7	Series 9	Series 11
December 2023
High	$14.22	$14.97	$11.38	$13.19	$11.70	$14.35	$16.75	$15.49	$16.32
Low	$13.15	$13.99	$10.60	$12.59	$10.90	$13.46	$15.76	$14.56	$15.28
Close	$13.91	$14.69	$11.28	$12.91	$11.45	$13.70	$16.44	$15.09	$16.32
Volume Traded	254,326	93,158	162,316	37,717	249,815	61,753	244,722	351,642	109,614
November 2023
High	$14.17	$15.02	$11.40	$13.50	$11.56	$14.00	$16.83	$15.58	$15.90
Low	$13.12	$13.98	$9.97	$12.29	$9.99	$13.16	$15.40	$14.50	$14.38
Close	$14.14	$14.74	$11.15	$13.19	$11.56	$13.90	$16.55	$15.35	$15.51
Volume Traded	234,263	103,264	200,638	76,948	176,311	56,413	510,039	267,361	129,801
October 2023
High	$13.39	$14.53	$10.27	$12.70	$10.37	$13.70	$15.85	$14.62	$14.89
Low	12.62	$13.90	$9.86	$12.15	$9.91	$13.05	$14.94	$13.75	$14.21
Close	$13.20	$13.90	$9.97	$12.24	$10.19	$13.05	$15.25	$14.55	$14.69
Volume Traded	206,953	51,516	101,740	44,649	286,250	29,186	397,558	576,126	269,971
September 2023
High	$13.37	$14.55	$10.45	$12.80	$10.55	$14.08	$16.04	$14.55	$15.20
Low	$12.70	$13.80	$9.58	$12.11	$10.06	$13.04	$14.58	$13.82	$14.61
Close	$13.21	$14.22	$10.20	$12.40	$10.28	$13.25	$15.58	$14.46	$14.96
Volume Traded	175,870	55,154	73,799	50,225	162,861	29,018	405,098	315,318	129,734
August 2023
High	$13.97	$14.85	$10.70	$13.41	$11.51	$14.70	$15.30	$14.75	$15.92
Low	$12.66	$14.00	$9.95	$12.50	$10.13	$13.60	$14.56	$13.70	$14.50
Close	$12.75	$14.01	$10.10	$12.50	$10.42	$13.60	$14.66	$14.00	$14.81
Volume Traded	321,010	98,860	123,959	146,532	170,324	18,761	538,755	384,943	196,817
July 2023
High	$14.45	$14.95	$11.25	$13.34	$12.00	$14.10	$16.08	$15.21	$16.60
Low	$13.40	$14.60	$10.40	$12.90	$10.55	$13.56	$15.02	$14.46	$15.77
Close	$13.60	$14.73	$10.98	$13.20	$11.11	$13.84	$15.25	$14.66	$15.95
Volume Traded	286,303	90,724	245,190	202,386	369,773	19,145	380,506	195,021	196,096
June 2023
High	$13.90	$14.74	$10.59	$13.01	$11.00	$14.97	$15.79	$15.52	$16.74
Low	$12.90	$14.31	$10.06	$12.70	$10.40	$13.58	$14.64	$14.33	$15.47
Close	$13.67	$14.50	$10.43	$12.95	$10.74	$13.87	$15.29	$14.75	$16.30
Volume Traded	160,708	141,497	129,735	98,335	142,437	99,520	647,724	474,284	54,949
May 2023
High	$14.04	$15.21	$10.76	$13.78	$11.70	$14.97	$15.77	$15.19	$17.10
Low	$12.73	$14.25	$9.83	$12.76	$10.20	$14.00	$14.25	$13.96	$15.19
Close	$13.06	$14.40	$10.12	$12.85	$10.70	$14.00	$14.68	$14.34	$15.63
Volume Traded	134,361	72,416	102,488	51,669	82,354	12,636	163,031	232,951	69,416
April 2023
High	$14.24	$15.41	$11.00	$13.78	$11.78	$15.15	$16.00	$15.70	$17.12
Low	$13.58	$14.71	$10.53	$12.75	$11.09	$14.16	$15.30	$14.85	$16.40
Close	$13.91	$15.23	$10.71	$13.31	$11.56	$14.36	$15.57	$15.25	$16.75
Volume Traded	94,879	337,918	85,911	25,162	58,071	8,978	173,048	70,051	76,131
March 2023
High	$14.60	$16.45	$11.90	$14.65	$12.15	$15.65	$16.59	$16.24	$17.73
Low	$13.20	$15.10	$10.23	$13.11	$10.80	$14.39	$15.18	$14.69	$16.42
Close	$13.60	$15.22	$10.70	$13.37	$11.26	$14.49	$15.47	$14.99	$16.60
Volume Traded	206,923	35,449	75,575	35,460	157,000	47,841	135,099	255,894	61,716
February 2023
High	$14.90	$16.68	$12.17	$14.65	$12.36	$15.55	$16.65	$16.29	$18.07
Low	$14.46	$16.05	$11.54	$13.91	$11.97	$14.81	$16.06	$15.75	$17.10
Close	$14.59	$16.25	$11.62	$14.54	$12.12	$15.45	$16.46	$15.95	$17.55
Volume Traded	150,290	50,592	27,203	28,418	122,556	12,706	303,194	118,257	51,100
January 2023
High	$15.11	$16.89	$12.30	$14.65	$13.85	$15.75	$16.75	$16.49	$18.29
Low	$13.61	$14.81	$10.77	$13.02	$11.35	$14.10	$15.34	$14.79	$16.05
Close	$14.48	$16.13	$11.76	$14.21	$12.12	$15.03	$16.35	$16.00	$17.57
Volume Traded	119,106	53,112	56,557	44,954	60,064	14,301	189,972	170,696	49,293

TC Energy Annual information form 2023 | 27

Directors and officers
As of February 15, 2024, the directors and executive officers of TC Energy as a group beneficially owned, or exercised control or direction over, directly or indirectly, an aggregate of 510,012 common shares, constituting 0.05 per cent of the common shares of TC Energy. The Company collects this information from our directors and executive officers but otherwise we have no direct knowledge of individual holdings of TC Energy's securities.
DIRECTORS
The following table sets forth the names of the directors who serve on the Board as of February 15, 2024, together with their jurisdictions of residence, all positions and offices held by them with TC Energy, unless otherwise stated, their principal occupations or employment during the past five years and the year from which each director has continually served as a director of TC Energy. Positions and offices held with TC Energy are also held by such person at TCPL. Each director holds office until the next annual meeting or until his or her successor is earlier elected or appointed.

Name and place of residence	Principal occupation during the five preceding years	Director since
Cheryl F. Campbell Monument, Colorado U.S.A.	Corporate director. Director, Pacific Gas & Electric Corporation (PGE) (utilities) since April 2019, Summit Utilities (natural gas distribution) since September 2020, JANA Corporation (JANA) (engineering) since January 2020. Director, National Underground Group (infrastructure service provider) from March 2018 to December 2023. Senior Vice-President, Gas, Xcel Energy, Inc. (Xcel) (utility supplier) from September 2004 to June 2018.	2022
Michael R. Culbert Calgary, Alberta Canada	Corporate director. Director, Humble Midstream II LLC (oil and gas) since December 2023 and Precision Drilling Corporation (Precision) (oil and gas services) since December 2017. Director, Reserve Royalty Income Trust (private oil and gas royalty trust) from May 2017 to June 2021. Director, Enerplus Corporation (Enerplus) (oil and gas, exploration and production) from March 2014 to August 2020. Vice-Chair (Non-Executive) and Director, PETRONAS Canada Ltd. (PETRONAS) (oil and natural gas) from November 2016 to March 2020.	2020
William D. Johnson Knoxville, Tennessee U.S.A.	Corporate director. Director, NiSource Inc. (utilities) since March 2022. President and CEO, PGE (utilities) from May 2019 to June 2020. President and CEO, Tennessee Valley Authority (Tennessee Valley) (electricity) from January 2013 to May 2019.	2021
Susan C. Jones Calgary, Alberta Canada
Corporate director. Director, Canadian National Railway Limited (freight railway) since May 2022. Director, Piedmont Lithium Inc. (Piedmont) (emerging lithium company) from June 2021 to June 2023. Director, ARC Resources Ltd. (ARC) (previously Seven Generations Energy Ltd.) (oil and gas, exploration and production) from May 2020 to February 2023. Director, Gibson Energy Inc. (Gibson) (mid-stream oil-focused infrastructure company) from December 2018 to February 2020. Director, Canpotex Limited (Canpotex) (Canadian exporter of potash) from June 2018 to December 2019 (Chair of the Board from June 2019 to December 2019). Executive Vice-President and CEO of the Potash Business Unit, Nutrien Ltd. (Nutrien) (largest global underground soft-rock miner) from June 2018 to September 2019. Executive Advisor to the CEO, Nutrien, from October 2019 to December 2019. Executive Vice-President and CEO, Potash Unit, Nutrien, from June 2018 to September 2019. Executive Vice-President and President, Phosphate Unit, Nutrien, from January 2018 to May 2018.
		2020
John E. Lowe Houston, Texas U.S.A.	Corporate director. Chair of the Board, TC Energy since January 2024. Director, Phillips 66 Company (energy infrastructure) since May 2012. Non-executive Chair of the Board, Apache Corporation (Apache) (oil and gas) from May 2015 to September 2022. Senior Executive Adviser at Tudor, Pickering, Holt & Co. LLC (energy investment and merchant banking) from September 2012 to August 2021.	2015
David MacNaughton Toronto, Ontario Canada	President, Palantir Canada (data integration and analytics software) since September 2019. Canada's Ambassador to the United States from March 2016 to August 2019.	2020
28 | TC Energy Annual information form 2023

Name and place of residence	Principal occupation during the five preceding years	Director since
François L. Poirier Calgary, Alberta Canada[1]
President and CEO since January 2021. Chief Operating Officer (COO) and President, Power and Storage from September 2020 to December 2020. COO and President, Power and Storage and Mexico from January 2020 to September 2020. Executive Vice-President, Corporate Development and Strategy, and President, Power & Storage and Mexico from May 2019 to January 2020. Executive Vice-President, Corporate Development and Strategy and President, Mexico Natural Gas Pipelines and Energy from January 2019 to May 2019. Executive Vice-President, Strategy and Corporate Development from February 2017 to December 2018.
		2021
Una Power Vancouver, British Columbia Canada	Corporate director. Director, Teck Resources Limited (Teck) (diversified mining) since April 2017 and The Bank of Nova Scotia (Scotiabank) (chartered bank) since April 2016. Director, Kinross Gold Corporation (gold producer) from April 2013 to May 2019.	2019
Mary Pat Salomone Naples, Florida U.S.A.	Corporate director. Director, Intertape Polymer Group (manufacturing) from November 2015 to June 2022. Director, Herc Rentals (equipment rental) from July 2016 to December 2021.	2013
Indira Samarasekera Vancouver, British Columbia Canada	Senior Advisor, Bennett Jones LLP (law firm) since September 2015. Director, Intact Financial Corporation (property and casualty insurance) since May 2021, Stelco Holdings Inc. (manufacturing) since May 2018 and Magna International Inc. (automotive manufacturing) since May 2014. Member, selection panel for Canada's outstanding CEO since 2013. Director, Scotiabank (chartered bank) from May 2008 to April 2021.	2016
Siim A. Vanaselja Toronto, Ontario Canada	Corporate director. Chair of the Board, TC Energy from May 2017 to December 2023. Director, Power Corporation (financial services) since May 2020, Power Financial Corporation (financial services) since May 2018, RioCan Real Estate Investment Trust (real estate) since May 2017 and Great-West Lifeco Inc. (financial services) since May 2014.	2014
Thierry Vandal Mamaroneck, New York U.S.A.	President, Axium Infrastructure U.S., Inc. (Axium U.S.) (independent infrastructure fund management firm) and Director, Axium Infrastructure Inc. (Axium) (independent infrastructure fund management firm) since 2015. Director, Royal Bank of Canada (RBC) (chartered bank) since 2015.	2017
Dheeraj "D" Verma Houston, Texas U.S.A.	Senior Advisor, Quantum Energy Partners (Quantum) (private equity firm) since November 2021. President, Quantum Energy Partners from November 2016 to November 2021. Director, Jagged Peak Energy Inc. (oil and gas) from January 2017 to January 2020.	2022
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
As of the date hereof, except as indicated below, no other director or executive officer of the Company is or was a director or officer of another company in the past 10 years that:
•was the subject of a cease trade or similar order, or an order denying that company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days.
•was involved in an event that resulted in the company being subject to one of the above orders after the director or executive officer no longer held that role with the company, which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.
•while acting in that capacity, or within a year of ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that company.
In January 2019, PGE filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code as a result of claims arising from fires caused by PGE’s electrical equipment. Following discussions initiated by the PGE board of directors, Mr. Johnson agreed to serve as President and CEO throughout PGE’s bankruptcy process, beginning May 2, 2019, with the understanding that upon PGE’s emergence from bankruptcy he would resign from PGE. On July 1, 2020, PGE emerged from Chapter 11 bankruptcy, upon completing a restructuring process that was confirmed by the United States Bankruptcy Court on June 20, 2020. Mr. Johnson resigned as President and CEO of PGE on June 30, 2020.
Ms. Campbell joined the board of directors of PGE in April 2019, after PGE filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in January 2019 and prior to its emergence from Chapter 11 bankruptcy in July 2020. Ms. Campbell continues to be a director of PGE.
1 As President and CEO of TC Energy, Mr. Poirier is not a member of any Board committees, but is invited to attend committee meetings as required.
TC Energy Annual information form 2023 | 29

No director or executive officer of the Company has within the past 10 years:
•become bankrupt
•made a proposal under any legislation relating to bankruptcy or insolvency
•become subject to or launched any proceedings, arrangement or compromise with any creditors, or
•had a receiver, receiver manager or trustee appointed to hold any of their assets.
No director or executive officer of the Company has been subject to:
•any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or
•any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
BOARD COMMITTEES
TC Energy has four standing committees of the Board: the Audit Committee, the Governance Committee, the Health, Safety, Sustainability and Environment Committee and the Human Resources Committee. As President and CEO of TC Energy, Mr. Poirier is not a member of any Board committees, but is invited to attend committee meetings as required.
The voting members of each of these committees, as of February 15, 2024, are identified below. Information about the Audit Committee can be found in this AIF under the heading Audit Committee.

Director	Audit Committee	Governance Committee	Health, Safety, Sustainability and Environment Committee	Human Resources Committee
Cheryl F. Campbell	✓		✓
Michael R. Culbert	✓		✓
William D. Johnson	✓			Chair
Susan C. Jones	✓			✓
John E. Lowe (Chair)		✓		✓
David MacNaughton		✓	✓
Una Power	Chair		✓
Mary Pat Salomone		✓	Chair
Indira Samarasekera		✓		✓
Siim A. Vanaselja		✓		✓
Thierry Vandal		Chair	✓
Dheeraj "D" Verma		✓		✓
30 | TC Energy Annual information form 2023

OFFICERS
With the exception of Stanley G. Chapman, III, Tina V. Faraca, Patrick C. Muttart, Annesley C. Wallace and Alisa M. Williams, all of the executive officers and corporate officers of TC Energy reside in Alberta, Canada. Positions and offices held with TC Energy are also held by such person at TCPL. As of the date hereof, the officers of TC Energy, their present positions within TC Energy, unless otherwise stated, and their principal occupations during the five preceding years are as follows:
Executive officers

Name	Present position held	Principal occupation during the five preceding years
François L. Poirier	President and Chief Executive Officer
Prior to January 2021, COO and President, Power and Storage. Prior to September 2020, COO and President, Power and Storage and Mexico. Prior to January 2020, Executive Vice-President, Corporate Development and Strategy, and President, Power & Storage and Mexico. Prior to May 2019, Executive Vice-President, Corporate Development and Strategy and President, Mexico Natural Gas Pipelines and Energy. Prior to January 2019, Executive Vice-President, Strategy and Corporate Development.

Stanley G. Chapman, III Texas, U.S.A.	Executive Vice-President and Chief Operating Officer, Natural Gas Pipelines
Prior to August 2023, Executive Vice-President, Group Executive, U.S. and Mexico Natural Gas Pipelines. Prior to September 2022, Executive Vice-President and President, U.S. and Mexico Natural Gas Pipelines. Prior to September 2020, Executive Vice-President and President, U.S. Natural Gas Pipelines.

Dawn E. de Lima	Executive Vice-President, Corporate Services
Prior to December 2020, Chief Shared Services Officer, TransAlta Corporation (TransAlta) (electricity service provider). Prior to February 2019, Chief Officer, Business and Operational Services, TransAlta.

Tina V. Faraca Texas, U.S.A.	Executive Vice-President and President, U.S. Natural Gas Pipelines
Prior to August 2023, President, U.S. Natural Gas Pipelines. Prior to September 2022, Senior Vice-President, Operations, Projects and Technical Operational Services. Prior to December 2021, Senior Vice-President, Commercial. Prior to April 2020, Senior Vice-President, Commercial, Enable Midstream (oil and natural gas).

Joel E. Hunter	Executive Vice-President and Chief Financial Officer	Prior to August 2021, Senior Vice-President, Capital Markets.
Patrick M. Keys	Executive Vice-President and General Counsel
Prior to September 2021, Executive Vice-President, Stakeholder Relations and General Counsel. Prior to May 2019, Senior Vice-President, Legal (Corporate Services Division). Prior to February 2019, Vice-President, Commercial West (Natural Gas Pipelines Division (Canada)).

Patrick C. Muttart Texas, U.S.A.	Senior Vice-President, External Relations	Prior to December 2022, Senior Vice-President, Stakeholder Relations. Prior to September 2021, Director External Affairs, PMI Global Services (tobacco manufacturing).
Annesley C. Wallace Ontario, Canada	Executive Vice-President, Strategy and Corporate Development and President, Power and Energy Solutions
Prior to September 2023, Executive Vice-President, Strategy, Corporate Development and Energy Transition Planning. Prior to May 2023, Executive Vice-President and Global Head of Infrastructure, Ontario Municipal Employees' Retirement System (OMERS) Infrastructure (investor and asset manager) (formerly Borealis Infrastructure). Prior to April 2021, Chief Pension Officer/Senior Vice-President, Pension Services, OMERS Infrastructure.

Bevin M. Wirzba	Executive Vice-President and Group President, Liquids Pipelines and Coastal GasLink
Prior to August 2023, Executive Vice-President, Strategy and Corporate Development and Group Executive, Canadian Natural Gas and Liquids Pipelines. Prior to January 2022, Executive Vice-President, Strategy and Corporate Development and President, Liquids Pipelines. Prior to June 2021, Executive Vice-President and President, Liquids Pipelines. Prior to August 2020, Senior Vice-President, Liquids Pipelines. Prior to January 2020, Senior Vice-President, Liquids Operations and Commercial (Liquids Pipelines Division). Prior to July 2019, Senior Vice-President, Business Development and Capital Markets, ARC.

TC Energy Annual information form 2023 | 31

Corporate officers

Name	Present position held	Principal occupation during the five preceding years
Yvonne Frame-Zawalykut	Vice-President, Corporate Controller	Prior to February 2023, Vice-President and Assistant Controller. Prior to November 2022, Director, Corporate Planning. Prior to December 2020, Director, Internal Group Finance.
Gloria L. Hartl	Vice-President, Risk Management	Prior to February 2019, Director, Corporate Planning.
Nancy A. Johnson	Vice-President and Treasurer
Prior to January 2020, Vice-President, Strategy, Regulatory and Business Planning (Natural Gas Pipelines Division (Canada)). Prior to February 2019, Vice-President, Risk Management. Prior to June 2018, Director, Financial Reporting and Corporate Accounting.

Christine R. Johnston	Vice-President, Law and Corporate Secretary	Vice-President, Law and Corporate Secretary.
Alisa M. Williams Texas, U.S.A.	Vice-President, Tax	Prior to August 2023, Director, Income Tax, U.S. and Mexico. Prior to July 2019, Manager, Income Tax, U.S. Reporting.
CONFLICTS OF INTEREST
Directors and officers of TC Energy and its subsidiaries are required to disclose any existing or potential conflicts in accordance with TC Energy's policies governing directors and officers and in accordance with the CBCA.
COBE covers potential conflicts of interest and requires that all employees, officers, directors and contract workers of TC Energy avoid situations that may result in a potential conflict.
In the event an employee, officer, director or contract worker finds themselves in a potential conflict situation, COBE stipulates that:
•the conflict should be reported; and
•the person should refrain from participation in any decision or action where there is a real or perceived conflict.
COBE also notes that employees and officers of TC Energy may not engage in outside business activities that are in conflict with or detrimental to the interests of TC Energy. The CEO and the executive leadership team must receive consent from the Chair of the Governance Committee for all outside business activities.
Under COBE, directors must also declare any material interest that they may have in a material contract or transaction and recuse himself or herself from related deliberations and approvals.
In addition to COBE, the directors and corporate officers of TC Energy are required to disclose any related parties and related party transactions in their annual directors and officers questionnaires. These questionnaires assist TC Energy in identifying and monitoring material related party transactions.
The Governance Committee reviews and approves any material related party transactions prior to the transaction occurring, and maintains oversight over material related party transactions following such approval.
There were no material conflicts of interests or related party transactions reported by the Board, CEO or the corporate officers, including the executive leadership team, in 2023.
32 | TC Energy Annual information form 2023

Serving on other boards
The Board believes that it is important for it to be composed of qualified and knowledgeable directors. As a result, due to the specialized nature of the energy infrastructure business, some of the directors are associated with or sit on the boards of companies that ship natural gas or liquids through our pipeline systems. Transmission services on most of TC Energy’s pipeline systems in Canada and the U.S. are subject to regulation and, accordingly, we generally cannot deny transportation services to a creditworthy shipper. The Governance Committee monitors relationships among directors to ensure that business associations do not affect the Board’s performance.
The Board considers whether directors serving on the boards of, or acting as officers or in another similar capacity, for other entities including public and private companies, Crown corporations and other state-owned entities, and non-profit organizations pose any potential conflict. The Board reviews these relationships annually to determine that they do not interfere with any of our director’s ability to act in our best interests. If a director declares a material interest in any material contract or material transaction being considered at a meeting, the director is not present during the discussion and does not vote on the matter.
COBE requires employees to receive consent before accepting a directorship with an entity that is not an affiliate. The CEO and executive vice-presidents must receive the consent of the Chair of the Governance Committee. All other employees must receive the consent of the Corporate Secretary or their delegate.
Affiliates
The Board oversees relationships between TC Energy and any affiliates to avoid any potential conflicts of interest.
Corporate governance
Our Board and management are committed to the highest standards of ethical conduct and corporate governance.
TC Energy is a public company listed on the TSX and the NYSE, and we recognize and respect rules and regulations in both Canada and the U.S.
Our corporate governance practices comply with the Canadian governance guidelines, which include the governance rules of the CBCA, TSX and Canadian Securities Administrators, including:
•National Instrument 52-110, Audit Committees
•National Policy 58-201, Corporate Governance Guidelines, and
•National Instrument 58-101, Disclosure of Corporate Governance Practices.
We also comply with the governance listing standards of the NYSE and the governance rules of the SEC that apply, in each case, to foreign private issuers.
Our governance practices comply with the NYSE standards for U.S. companies in all significant respects. As a non-U.S. company, we are not required to comply with most of the governance listing standards of the NYSE. As a foreign private issuer, however, we must disclose how our governance practices differ from those followed by U.S. companies that are subject to the NYSE standards. Our corporate governance practices do not significantly differ from those required to be followed by U.S. domestic issuers under the NYSE's listing standards. A summary of our governance practices compared to U.S. standards can be found on our website (www.tcenergy.com).
We benchmark our policies and procedures against major North American companies to assess our standards and we adopt best practices as appropriate. Some of our best practices are derived from the NYSE rules and comply with applicable rules adopted by the SEC to meet the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.
TC Energy Annual information form 2023 | 33

Audit Committee
The Audit Committee is responsible for assisting the Board in overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements. It is also responsible for overseeing and monitoring the accounting and reporting process and the process, performance and independence of our internal and external auditors. The charter of the Audit Committee can be found in Schedule B of this AIF.
RELEVANT EDUCATION AND EXPERIENCE OF MEMBERS
The members of the Audit Committee as of February 15, 2024 are Una Power (Chair), Cheryl F. Campbell, Michael R. Culbert, William D. Johnson and Susan C. Jones.
The Board believes that the composition of the Audit Committee reflects a high level of financial literacy and expertise. Each member of the Audit Committee has been determined by the Board to be independent and financially literate within the meaning of the definitions under Canadian and U.S. securities laws and the NYSE rules. In addition, the Board has determined that Ms. Power is an Audit Committee Financial Expert as that term is defined under U.S. securities laws. The Board has made this determination based on the education and breadth and depth of experience of each member of the Audit Committee. The following is a description of the education and experience, apart from their respective roles as directors of TC Energy, of each member of the Audit Committee that is relevant to the performance of his or her responsibilities as a member of the Audit Committee.
Una Power (Chair)
Ms. Power earned a Bachelor of Commerce (Honours) degree from Memorial University and holds Chartered Professional Accountant, Chartered Accountant and Chartered Financial Analyst designations. She serves on the board of directors for Teck where she currently serves as audit committee Chair and also serves on the board of directors for Scotiabank, where she previously served as a member and Chair of its audit committee. Ms. Power was previously the Chief Financial Officer of Nexen Energy ULC, a former publicly traded oil and gas company that is now a wholly-owned subsidiary of CNOOC Limited, where she held various executive positions with responsibility for financial and risk management, strategic planning, budgeting, business development, energy marketing and trading, information technology and capital investment.
Cheryl F. Campbell
Ms. Campbell holds a Master of Science degree in finance, with a minor in management, from the University of Colorado, Denver, as well as Bachelor of Science degrees in chemical engineering and business from the University of Colorado, Boulder. She currently serves on the board of directors of PGE, where she is Chair of the Safety & Nuclear Oversight Committee as well as a member of the Sustainability & Governance Committee. She also serves on the board and is a member of the Audit Committee of Summit Utilities, as well as serving on the board of JANA. She previously served as a director and Audit Committee member of National Underground Group and, for 13 years, as Senior Vice President, Gas, with Xcel.
Michael R. Culbert
Mr. Culbert holds a Bachelor of Science degree in Business Administration from Emmanuel College in Boston, Massachusetts. He currently serves on the board of directors of Precision, and is a member of its audit committee. He previously served as a director of Enerplus and Reserve Royalty Income Trust, and as a director and Vice-Chair of PETRONAS, where he also served as a member of each of their audit committees. Mr. Culbert was also a director and President of PNW LNG LP and former co-founder, director, President and CEO of Progress Energy Ltd.
William D. Johnson
Mr. Johnson holds a Juris Doctor degree (high honors) from the University of North Carolina School of Law and a Bachelor of Arts degree (history, summa cum laude) from Duke University in North Carolina. He recently served as President and CEO of PGE. Mr. Johnson also served as President and CEO of Tennessee Valley, as well as serving as Chairman, President and CEO of Progress Energy, Inc.
34 | TC Energy Annual information form 2023

Susan C. Jones
Ms. Jones earned a Bachelor of Arts degree in Political Science and Hispanic Studies from the University of Victoria. She also holds a Bachelor of Laws degree from the University of Ottawa. She earned a Leadership Diploma from the University of Oxford and holds a Director Certificate from Harvard University. Ms. Jones serves as a director of Canadian National Railway Company and is a member of its human resources and compensation and pension and investment committees. Ms. Jones previously served as a director of ARC and was a member of the audit and finance committee of Seven Generations Energy Ltd. prior to its merger with ARC. She also served as a director of Piedmont. She previously served on the boards and as a member of the audit committees of Gibson and Canpotex, where she also served as Chair of the board. Ms. Jones held an executive leadership role at Nutrien for 15 years, most recently as Executive Vice-President and CEO of the Potash Business Unit.
PRE-APPROVAL POLICIES AND PROCEDURES
TC Energy's Audit Committee maintains a pre-approval policy with respect to permitted non-audit services and audit services. For non-audit service engagements of up to $250,000, approval of the Audit Committee Chair is required, and the Audit Committee is to be informed of the engagement at the next scheduled Audit Committee meeting. For all non-audit service engagements of $250,000 or more, pre-approval of the Audit Committee is required.
To date, all non-audit services have been pre-approved by the Audit Committee in accordance with the pre-approval policy described above.
EXTERNAL AUDITOR SERVICE FEES
The table below shows the services KPMG LLP provided during the last two fiscal years and the fees they invoiced us:

($ millions)	2023	2022

Audit fees	18.5	14.2
•audit of the annual consolidated financial statements
•services related to statutory and regulatory filings or engagements
•review of interim consolidated financial statements and information contained in various prospectuses and other securities offering documents
Audit-related fees	0.9	0.3
•services related to the audit of the financial statements of TC Energy pipeline abandonment trusts, certain post-retirement plans, and certain special purpose audits
•French and Spanish translation services
Tax fees	1.5	0.8
•Canadian and international tax planning and tax compliance matters, including the review of income tax returns and other tax filings
All other fees	0.2	0.2
•Fees for other products and services provided by the auditors not described above, which included fees related to advice and assistance with ESG services
Total fees	21.1	15.5
Note
•2023 total fees are higher than 2022 due to increased audit work related to (i) the sale of a 40 per cent non-controlling equity interest in Columbia Gas and Columbia Gulf to GIP; (ii) the spinoff Transaction and additional securities work.

TC Energy Annual information form 2023 | 35

Legal proceedings and regulatory actions
Except as described below, there are no legal proceedings in respect of which the Company is or was a party, or in respect of which any of the Company’s property is or was the subject during the year ended December 31, 2023, nor are there any such proceedings known by the Company to be contemplated, that involve a claim for damages exceeding 10% of the Company’s current assets. In addition, there have not been any (a) penalties or sanctions imposed against the Company by a court relating to securities legislation or by a securities regulatory authority during the year ended December 31, 2023, (b) any other penalties or sanctions imposed by a court or regulatory body against the Company that would likely be considered important to a reasonable investor in making an investment decision, or (c) settlement agreements entered into by the Company before a court relating to securities legislation or with a securities regulatory authority during the year ended December 31, 2023.
SA Energy Group
Coastal GasLink Limited Partnership (the Partnership) is in arbitration with SA Energy Group (SAEG), which is one of the prime construction contractors on the Coastal GasLink pipeline. While still engaged as prime contractor, SAEG filed a request to arbitrate in February 2022, seeking damages for incremental costs resulting from alleged project delays. In order to mitigate cost, schedule and environmental risk while the project was in active construction, the Partnership advanced without prejudice payments to SAEG which the Partnership now seeks to recover via set off. By agreement among the parties, the scope of the arbitration is limited to damages for project work completed prior to December 29, 2022. In November 2023, SAEG filed materials purporting to seek damages in excess of $1.1 billion. The Partnership continues to dispute the merits of SAEG’s claims and to assert its rights to set off. Arbitration is scheduled to proceed in late 2024. At December 31, 2023, the final outcome of this matter cannot be reasonably estimated.
Pacific Atlantic Pipeline Construction Ltd.
The Partnership is in arbitration with one of its previous prime contractors, Pacific Atlantic Pipeline Construction Ltd. (PAPC). The Partnership terminated its contract with PAPC for cause, due to the failure of PAPC to complete work as scheduled and made a demand on the parental guarantee for payment of the guaranteed obligations. Following the Partnership's demand on the guarantee, in August 2022, PAPC initiated arbitration. As of November 2023, PAPC purports to seek at least $428 million in damages for wrongful termination for cause, termination damages and payments alleged to be outstanding. The Partnership disputes the merits of PAPC’s claims and has counterclaimed against PAPC and its parent company and guarantor, Bonatti S.p.A., citing delays and failures by PAPC to perform and manage work in accordance with the terms of its contract. The Partnership estimates its damages to be $1.2 billion. Arbitration is scheduled to proceed in late 2024. At December 31, 2023, the final outcome of this matter cannot be reasonably estimated.
Separately, the Partnership has sought to draw down on a $117 million irrevocable standby letter of credit (LOC) provided by PAPC based on a bona fide belief that the Partnership’s damages are in excess of the face value of the LOC. PAPC has applied for an injunction restraining the Partnership from drawing on the LOC pending the completion of the arbitration between the Partnership, PAPC, and Bonatti, which is the subject of further court proceedings.
36 | TC Energy Annual information form 2023

Transfer agent and registrar
TC Energy's transfer agent and registrar is Computershare Investor Services, Inc. with its Canadian transfer facilities in the cities of Vancouver, Calgary, Toronto and Montréal.
Material contracts
TC Energy did not enter into any material contracts outside the ordinary course of business during the year ended December 31, 2023, nor has it entered into any material contracts outside the ordinary course of business prior to the year ended December 31, 2023 which are still in effect as at the date of this AIF.
Interest of experts
KPMG LLP are the auditors of TC Energy and have confirmed with respect to TC Energy that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to TC Energy under all relevant U.S. professional and regulatory standards.
Additional information
1.Additional information in relation to TC Energy may be found under TC Energy's profile on SEDAR+ (www.sedarplus.ca).
2.Additional information including directors' and officers' remuneration and indebtedness, principal holders of TC Energy's securities and securities authorized for issuance under equity compensation plans (all where applicable), is contained in TC Energy's Management Information Circular for its most recent annual meeting of shareholders that involved the election of directors and can be obtained upon request from the Corporate Secretary of TC Energy.
3.Additional financial information is provided in TC Energy's audited consolidated financial statements and MD&A for its most recently completed financial year.
TC Energy Annual information form 2023 | 37

Glossary

Units of measure
Bbl/d	Barrel(s) per day
Bcf	Billion cubic feet
hp	horsepower
km	Kilometres
MMcf/d	Million cubic feet per day
MW	Megawatt(s)
MWh	Megawatt hours
TJ/d	Terajoules per day

General terms and terms related to our operations
B.C.	British Columbia
bitumen	A thick, heavy oil that must be diluted to flow (also see: diluent). One of the components of the oil sands, along with sand, water and clay
diluent	A thinning agent made up of organic compounds. Used to dilute bitumen so it can be transported through pipelines
DRP	Dividend Reinvestment and Share Purchase Plan
ESG	Environmental, social and governance
force majeure	Unforeseeable circumstances that prevent a party to a contract from fulfilling it
GHG	Greenhouse gas
investment base	Includes rate base as well as assets under construction
LNG	Liquefied natural gas
MCR	Major component replacement
rate base	Average assets in service, working capital and deferred amounts used in setting of regulated rates
WCSB	Western Canada Sedimentary Basin
Year End	Year ended December 31, 2023

Accounting terms
GAAP	U.S. generally accepted accounting principles
ROE	Return on common equity

Government and regulatory bodies terms
AER	Alberta Energy Regulator
BCEAO	Environmental Assessment Office (British Columbia)
BCER	B.C. Energy Regulator (formerly B.C. Oil and Gas Commission)
CBCA	Canada Business Corporations Act
CER	Canada Energy Regulator (formerly the National Energy Board (Canada))
CFE	Comisión Federal de Electricidad (Mexico)
CRE	Comisión Reguladora de Energía, or Energy Regulatory Commission (Mexico)
DOS	U.S. Department of State
FERC	Federal Energy Regulatory Commission (U.S.)
IESO	Independent Electricity System Operator (Ontario)
NYSE	New York Stock Exchange
PHMSA	Pipeline and Hazardous Materials Safety and Administration
SEC	U.S. Securities and Exchange Commission
TSX	Toronto Stock Exchange

38 | TC Energy Annual information form 2023

Schedule A
METRIC CONVERSION TABLE
The conversion factors set out below are approximate factors. To convert from Metric to Imperial multiply by the factor indicated. To convert from Imperial to Metric divide by the factor indicated.

Metric	Imperial	Factor
Kilometres	Miles	0.62
Millimetres	Inches	0.04
Gigajoules	Million British thermal units	0.95
Cubic metres*	Cubic feet	35.3
Kilopascals	Pounds per square inch	0.15
Degrees Celsius	Degrees Fahrenheit	to convert to Fahrenheit multiply by 1.8, then add 32 degrees; to convert to Celsius subtract 32 degrees, then divide by 1.8
*The conversion is based on natural gas at a base pressure of 101.325 kilopascals and at a base temperature of 15 degrees Celsius.
TC Energy Annual information form 2023 | 39

Schedule B
CHARTER OF THE AUDIT COMMITTEE
1.    PURPOSE
The Audit Committee shall assist the Board of Directors (the Board) in overseeing and monitoring, among other things, the:
•Company’s financial accounting and reporting process;
•integrity of the financial statements;
•Company’s internal control over financial reporting;
•external financial audit process;
•compliance by the Company with legal and regulatory requirements; and
•independence and performance of the Company’s internal and external auditor.
To fulfill its purpose, the Audit Committee has been delegated certain authorities by the Board that it may exercise on behalf of the Board.
2.    ROLES AND RESPONSIBILITIES
I.    Appointment of the Company’s External Auditor
Subject to confirmation by the external auditor of their compliance with Canadian and U.S. regulatory registration requirements, the Audit Committee shall recommend to the Board the appointment of the external auditor, such appointment to be confirmed by the Company’s shareholders at each annual meeting. The Audit Committee shall also recommend to the Board the compensation to be paid to the external auditor for audit services. The Audit Committee shall also be directly responsible for the oversight of the work of the external auditor (including resolution of disagreements between management and the external auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The external auditor shall report directly to the Audit Committee.
The Audit Committee shall review and approve the audit plan of the external auditor. The Audit Committee shall also receive periodic reports from the external auditor regarding the auditor’s independence, discuss such reports with the auditor, consider whether the provision of non‑audit services is compatible with maintaining the auditor’s independence and take appropriate action to satisfy itself of the independence of the external auditor. In addition, to further satisfy itself of audit quality and the independence of the external auditor, the Audit Committee shall undertake a Periodic Comprehensive Review of the External Auditor at least once every five years.
II.    Oversight in Respect of Financial Disclosure
The Audit Committee shall, to the extent it deems it necessary or appropriate:
(a)    review, discuss with management and the external auditor and recommend to the Board for approval, the Company’s audited annual consolidated financial statements, annual information form, management’s discussion and analysis (MD&A), all financial information in prospectuses and other offering memoranda, financial statements required by securities regulators, all prospectuses and all documents which may be incorporated by reference into a prospectus, including, without limitation, the annual management information circular, but excluding any pricing or prospectus supplement relating to the issuance of debt securities of the Company;
(b)    review, discuss with management and the external auditor and approve, the release to the public of the Company’s interim reports, including the consolidated financial statements, MD&A and news releases on quarterly financial results;
(c)    review and discuss with management and the external auditor the use of non-GAAP information and the applicable reconciliation;
40 | TC Energy Annual information form 2023

(d)    review and discuss with management any financial outlook or future-oriented financial information disclosure in advance of its public release; provided, however, that such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made). The Audit Committee need not discuss in advance each instance in which the Company may provide financial projections or presentations to credit rating agencies;
(e)    review with management and the external auditor major issues regarding accounting policies and auditing practices, including any significant changes in the Company’s selection or application of accounting policies, as well as major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies that could significantly affect the Company’s financial statements;
(f)    review and discuss quarterly findings reports from the external auditor on:
(i)    all critical accounting policies and practices to be used;
(ii)    all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditor;
(iii)    other material written communications between the external auditor and management, such as any management letter or schedule of unadjusted differences;
(g)    review with management and the external auditor the effect of regulatory and accounting developments on the Company’s financial statements;
(h)    review with management and the external auditor the effect of any off-balance sheet structures on the Company’s financial statements;
(i)    review with management, the external auditor and, if necessary, legal counsel, any litigation, claim or contingency, including arbitration and tax assessments, that could have a material effect upon the financial position of the Company, and the manner in which these matters have been disclosed in the financial statements;
(j)    review disclosures made to the Audit Committee by the Company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO) during their certification process for the periodic reports filed with securities regulators about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls;
(k)    discuss with management the Company’s material financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;
III.    Oversight in Respect of Legal and Regulatory Matters
(a)    review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies;
IV.    Oversight in Respect of Internal Audit
(a)    review and approve the audit plans of the internal auditor of the Company including the degree of coordination between such plans and those of the external auditor and the extent to which the planned audit scope can be relied upon to detect weaknesses in internal control, fraud or other illegal acts;
(b)    review the significant findings prepared by the internal audit department and recommendations issued by it or by any external party relating to internal audit issues, together with management’s response thereto;
(c)    review compliance with the Company’s policies and avoidance of conflicts of interest;
(d)    review the report prepared by the internal auditor on officers’ expenses and aircraft usage;
TC Energy Annual information form 2023 | 41

(e)    review the adequacy of the resources of the internal auditor to ensure the objectivity and independence of the internal audit function, including reports from the internal audit department on its audit process with subsidiaries and affiliates;
(f)    ensure the internal auditor has access to the Chair of the Audit Committee, the Board and the CEO and meet separately with the internal auditor to review with him or her any problems or difficulties he or she may have encountered and specifically:
(i)    any difficulties which were encountered in the course of the audit work, including restrictions on the scope of activities or access to required information, and any disagreements with management;
(ii)    any changes required in the planned scope of the internal audit;
(iii)    the internal audit department responsibilities, budget and staffing;
and to report to the Board on such meetings;
V.    Oversight in Respect of the External Auditor
(a)    review any letter, report or other communication from the external auditor in respect of any identified weakness in internal control or unadjusted difference and management’s response and follow‑up, inquire regularly of management and the external auditor of any significant issues between them and how they have been resolved, and intervene in the resolution if required;
(b)    receive and review annually the external auditor’s formal written statement of independence delineating all relationships between itself and the Company;
(c)    meet separately with the external auditor to review any problems or difficulties the external auditor may have encountered and specifically:
(i)    any difficulties which were encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management;
(ii)    any changes required in the planned scope of the audit;
and to report to the Board on such meetings;
(d)    meet with the external auditor prior to the audit to review the planning and staffing of the audit;
(e)    receive and review annually the external auditor's written report on their own internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the external auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, and any steps taken to deal with such issues;
(f)    review and evaluate the external auditor, including the lead partner of the external auditor team;
(g)    ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, but at least every five years;
VI.    Oversight in Respect of Audit and Non‑Audit Services
(a)    pre-approve all audit services (which may entail providing comfort letters in connection with securities underwritings) and all permitted non‑audit services, other than non‑audit services where:
(i)    the aggregate amount of all such non‑audit services provided to the Company that were not pre-approved constitutes not more than five percent of the total fees paid by the Company and its subsidiaries to the external auditor during the fiscal year in which the non‑audit services are provided;
(ii)    such services were not recognized by the Company at the time of the engagement to be non‑audit services;
42 | TC Energy Annual information form 2023

(iii)    such services are promptly brought to the attention of the Audit Committee and approved, prior to the completion of the audit, by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee;
(b)    approval by the Audit Committee of a non‑audit service to be performed by the external auditor shall be disclosed as required under securities laws and regulations;
(c)    the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals required by this subsection. The decisions of any member to whom authority is delegated to pre-approve an activity shall be presented to the Audit Committee at its first scheduled meeting following such pre-approval;
(d)    if the Audit Committee approves an audit service within the scope of the engagement of the external auditor, such audit service shall be deemed to have been pre-approved for purposes of this subsection;
VII.    Oversight in Respect of Certain Policies
(a)    review and recommend to the Board for approval the implementation of, and significant amendments to, policies and program initiatives deemed advisable by management or the Audit Committee with respect to the Company’s code of business ethics (COBE), risk management and financial reporting policies;
(b)    obtain reports from management, the Company’s senior internal auditing executive and the external auditor and report to the Board on the status and adequacy of the Company’s efforts to ensure its businesses are conducted and its facilities are operated in an ethical, legally compliant and socially responsible manner, in accordance with the Company’s COBE;
(c)    establish a non‑traceable, confidential and anonymous system by which callers may ask for advice or report any ethical or financial concern, ensure that procedures for the receipt, retention and treatment of complaints in respect of accounting, internal controls and auditing matters are in place, and receive reports on such matters as necessary;
(d)    annually review and assess the adequacy of the Company’s public disclosure policy;
(e)    review and approve the Company’s hiring policy for partners, employees and former partners and employees of the present and former external auditor (recognizing the Sarbanes-Oxley Act of 2002 does not permit the CEO, controller, CFO or chief accounting officer to have participated in the Company’s audit as an employee of the external auditor during the preceding one-year period) and monitor the Company’s adherence to the policy;
VIII.    Oversight in Respect of Financial Aspects of the Company’s Canadian Pension Plans (the Company’s pension plans), specifically:
(a)review and approve annually the Statement of Investment Beliefs for the Company’s pension plans;
(b)delegate the ongoing administration and management of the financial aspects of the Canadian pension plans to the Pension Committee comprised of members of the Company’s management team appointed by the Human Resources Committee, in accordance with the Pension Committee Charter, which terms shall be approved by both the Audit Committee and the Human Resources Committee, and the terms of the Statement of Investment Beliefs;
(c)monitor the financial management activities of the Pension Committee and receive updates at least annually from the Pension Committee on the investment of the Plan assets to ensure compliance with the Statement of Investment Beliefs;
(d)    provide advice to the Human Resources Committee on any proposed changes in the Company’s pension plans in respect of any significant effect such changes may have on pension financial matters;
(e)    review and consider financial and investment reports and the funded status relating to the Company’s pension plans and recommend to the Board on pension contributions;
TC Energy Annual information form 2023 | 43

(f)    receive, review and report to the Board on the actuarial valuation and funding requirements for the Company’s pension plans;
(g)    approve the initial selection or change of actuary for the Company’s pension plans;
(h)    approve the appointment or termination of the pension plans’ auditor;
IX.    U.S. Stock Plans
(a)    review and approve the engagement and related fees of the auditor for any plan of a U.S. subsidiary that offers Company stock to employees as an investment option under the plan;
X.    Oversight in Respect of Internal Administration
(a)    review annually the reports of the Company’s representatives on certain audit committees of subsidiaries and affiliates of the Company and any significant issues and auditor recommendations concerning such subsidiaries and affiliates;
(b)    oversee succession planning for the senior management in finance, treasury, tax, risk, internal audit and the controllers’ group;
XI.    Information Security
(a)review quarterly, the report of the Chief Information Officer (or such other appropriate Company representative) on information security controls, education and awareness.
XII.    Oversight Function
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditor. The Audit Committee, its Chair and any of its members who have accounting or related financial management experience or expertise, are members of the Board, appointed to the Audit Committee to provide broad oversight of the financial disclosure, financial risk and control related activities of the Company, and are specifically not accountable nor responsible for the day to day operation of such activities. Although designation of a member or members as an “audit committee financial expert” is based on that individual’s education and experience, which that individual will bring to bear in carrying out his or her duties on the Audit Committee, designation as an “audit committee financial expert” does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board in the absence of such designation. Rather, the role of any audit committee financial expert, like the role of all Audit Committee members, is to oversee the process and not to certify or guarantee the internal or external audit of the Company’s financial information or public disclosure.
3.    COMPOSITION OF AUDIT COMMITTEE
The Audit Committee shall consist of three or more directors, a majority of whom are resident Canadians (as defined in the Canada Business Corporations Act), and all of whom are unrelated and/or independent for the purposes of applicable Canadian and United States securities law and applicable rules of any stock exchange on which the Company's securities are listed. Each member of the Audit Committee shall be financially literate and at least one member shall have accounting or related financial management expertise (as those terms are defined from time to time under the requirements or guidelines for audit committee service under securities laws and the applicable rules of any stock exchange on which the Company’s securities are listed for trading or, if it is not so defined, as that term is interpreted by the Board in its business judgment).
4.    APPOINTMENT OF AUDIT COMMITTEE MEMBERS
The members of the Audit Committee shall be appointed by the Board from time to time on the recommendation of the Governance Committee and shall hold office until the next annual meeting of shareholders or until their successors are earlier appointed or until they cease to be directors of the Company.
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5.    VACANCIES
Where a vacancy occurs at any time in the membership of the Audit Committee, it may be filled by the Board on the recommendation of the Governance Committee.
6.    AUDIT COMMITTEE CHAIR
The Board shall appoint a Chair of the Audit Committee who shall:
(a)    review and approve the agenda for each meeting of the Audit Committee and, as appropriate, consult with members of management;
(b)    preside over meetings of the Audit Committee;
(c)    make suggestions and provide feedback from the Audit Committee to management regarding information that is or should be provided to the Audit Committee;
(d)    report to the Board on the activities of the Audit Committee relative to its recommendations, resolutions, actions and concerns; and
(e)    meet as necessary with the internal and external auditor.
7.    ABSENCE OF AUDIT COMMITTEE CHAIR
If the Chair of the Audit Committee is not present at any meeting of the Audit Committee, one of the other members of the Audit Committee present at the meeting shall be chosen by the Audit Committee to preside at the meeting.
8.    SECRETARY OF AUDIT COMMITTEE
The Corporate Secretary shall act as Secretary to the Audit Committee.
9.    MEETINGS
The Chair, or any two members of the Audit Committee, or the internal auditor, or the external auditor, may call a meeting of the Audit Committee. The Audit Committee shall meet at least quarterly. The Audit Committee shall meet periodically with management, the internal auditor and the external auditor in separate executive sessions.
10.    QUORUM
A majority of the members of the Audit Committee, present in person or by telephone or other telecommunication device that permit all persons participating in the meeting to speak to each other, shall constitute a quorum.
11.    NOTICE OF MEETINGS
Notice of the time and place of every meeting shall be given in writing, facsimile communication or by other electronic means to each member of the Audit Committee at least 24 hours prior to the time fixed for such meeting; provided, however, that a member may in any manner waive a notice of a meeting. Attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.
12.    ATTENDANCE OF COMPANY OFFICERS AND EMPLOYERS AT MEETING
At the invitation of the Chair of the Audit Committee, one or more officers or employees of the Company may attend any meeting of the Audit Committee.
13.    PROCEDURE, RECORDS AND REPORTING
The Audit Committee shall fix its own procedure at meetings, keep records of its proceedings and report to the Board when the Audit Committee may deem appropriate but not later than the next meeting of the Board.
14.    REVIEW OF CHARTER AND EVALUATION OF AUDIT COMMITTEE
The Audit Committee shall review its Charter annually or otherwise, as it deems appropriate and, if necessary, propose changes to the Governance Committee and the Board. The Audit Committee shall annually review the Audit Committee’s own performance.
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15.    OUTSIDE EXPERTS AND ADVISORS
The Audit Committee is authorized, when deemed necessary or desirable, to retain and set and pay the compensation for independent counsel, outside experts and other advisors, at the Company’s expense, to advise the Audit Committee or its members independently on any matter.
16.    RELIANCE
Absent actual knowledge to the contrary (which shall be promptly reported to the Board), each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons or organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations and (iii) representations made by management and the external auditor, as to any information technology, internal audit and other non-audit services provided by the external auditor to the Company and its subsidiaries.
46 | TC Energy Annual information form 2023